As filed with the Securities and Exchange Commission on January 29, 2001
                         Registration No. 333-________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                      AmeriCredit Corp.                                            AmeriCredit Capital Trust I
    (Exact name of registrant as specified in its charter)            (Exact name of registrant as specified in its charter)

                          75-2291093                                                       Applied For
                       (I.R.S. Employer                                                  (I.R.S. Employer
                      Identification No.)                                               Identification No.)

                            Texas                                                            Delaware
               (State or other jurisdiction of                                         (State of organization)
                incorporation or organization)                                          c/o AmeriCredit Corp.

                801 Cherry Street, Suite 3900                                       801 Cherry Street, Suite 3900
                   Fort Worth, Texas 76102                                           Fort Worth, Texas 76102
                        (817) 302-7000                                                    (817) 302-7000
(Address, including zip code, and telephone number, including     (Address, including zip code, and telephone number, including
 area code, of registrant's principal executive offices)             area code, of registrant's principal executive offices)

                       Daniel E. Berce                                                       Copy to:
           Vice Chairman & Chief Financial Officer                                    L. Steven Leshin, Esq.
                      AmeriCredit Corp.                                  Jenkens & Gilchrist, a Professional Corporation
                801 Cherry Street, Suite 3900                                      1445 Ross Avenue, Suite 3200
                   Fort Worth, Texas 76102                                           Dallas, Texas 75202-2799
                        (817) 302-7000                                                     214-855-4500
           (Name, address, including zip code, and
 telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                  CALCULATION OF REGISTRATION FEE

==================================================================================================================================

           TITLE OF EACH CLASS OF                                  PROPOSED MAXIMUM      PROPOSED MAXIMUM
         SECURITIES TO BE REGISTERED            AMOUNT TO BE        OFFERING PRICE      AGGREGATE OFFERING         AMOUNT OF
                                               REGISTERED/(1)/   PER SECURITY/(1)(2)/     PRICE /(1)(2)/     REGISTRATION FEE/(3)/
-----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Debt Securities (4)..........................
Preferred Stock (5)..........................
Common Stock, including attached preferred
  share purchase rights (6)..................
Depositary Shares (7)........................
Warrants (8).................................
Guarantees (9)...............................
Trust Preferred Securities of AmeriCredit
 Capital Trust I (10)........................
Guarantees of Trust Preferred Securities of
  AmeriCredit Capital Trust I (10) (11)....
Trust Debentures (10)........................
      Total..................................          $500,000,000               100%            $500,000,000       $125,000 (9)
==================================================================================================================================

(1) In no event will the aggregate initial offering price of all securities issued exceed $500,000,000. The aggregate amount of common stock registered is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act. The registered securities may be sold separately, together or as units with other registered securities.
(2) Certain information as to each class of securities to be registered is not specified, in accordance with General Instruction II.D. to Form S-3 under the Securities Act.
(3) The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee under Rule 457(o) of the Securities Act.
     The proposed maximum aggregate offering price, with respect to debt securities, is calculated excluding accrued interest and accrued amortization of discount, if any, to the date of delivery.
(4) Subject to note (1) above, we are registering an indeterminate principal amount of debt securities (which may be senior or subordinated). If any debt securities are issued at an original issue discount, then the offering price may be increased to the extent not to exceed the proposed maximum aggregate offering price less the dollar amount of any securities previously issued. Also, in addition to any debt securities that may be issued directly under this registration statement, we are registering an indeterminate amount of debt securities as may be issued upon conversion or exchange of other debt securities, preferred stock or depositary shares, for which no consideration will be received by us, or upon exercise of warrants registered hereby.
(5) Subject to note (1) above, we are registering an indeterminate number of shares of preferred stock as may be sold, from time to time by us. We are also registering an indeterminate number of shares of preferred stock as shall be issuable upon exercise of warrants registered hereby. In addition, we are also registering such indeterminate number of shares of preferred stock, for which no consideration will be received by us, as may be issued upon conversion or exchange of debt securities of the Company.
(6) Subject to note (1) above, we are registering an indeterminate number of shares of common stock. Each share of common stock includes an associated Junior Participating Preferred Stock Purchase Right (a "Right"). Until the occurrence of certain prescribed events, none of which has occurred, the Rights are not exercisable, are evidenced by the certificates representing the common stock, and will be transferred only with the common stock. We are also registering an indeterminate number of shares of common stock as may be issuable upon conversion of the debt securities or the preferred stock or upon exercise of warrants registered hereby.
(7) Such indeterminate number of depositary shares to be evidenced by depositary receipts, representing a fractional interest of a share of preferred stock.
(8) Subject to note (1) above, we are registering an indeterminate number of warrants representing rights to purchase debt securities, shares of common stock or preferred stock or depositary shares registered hereby.
(9) We are registering the guarantees that may be provided by the subsidiaries named in the "Table of Additional Registrants" on the following page of the obligations of AmeriCredit Corp. under the debt securities. No additional consideration will be received by us for such guarantees. Pursuant to Rule 457(n) under the Securities Act, no additional filing fee is required in connection with such guarantees.
(10) Subject to note (1) above, we are registering an indeterminate principal amount or number of our securities, trust debentures and guarantees and an indeterminate number of trust preferred securities of the AmeriCredit Capital Trust I as may from time to time be issued at indeterminate prices. Trust debentures may be issued and sold to AmeriCredit Capital Trust I, and the trust debentures may later be distributed to the holders of trust preferred securities.
(11) We are also registering under this registration statement all other obligations that we may have with respect to preferred securities issued by AmeriCredit Capital Trust I consisting of our obligations set forth in the applicable indenture and any supplemental indenture thereto, in each case as further described in the registration statement. No separate consideration will be received for any guarantee or any other such obligations.

                             _____________________

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                        TABLE OF ADDITIONAL REGISTRANTS
                    UNDER REGISTRATION STATEMENT ON FORM S-3

     The following subsidiaries of AmeriCredit Corp. are co-registrants under this registration statement for the purpose of providing guarantees, if any, of payments on debt securities registered hereunder.

Subsidiary                               State of Organization  IRS Employer ID No.
----------                               ---------------------  --------------------------
AmeriCredit Financial Services, Inc.     Delaware                75-2439888

ACF Investment Corp.                     Delaware                75-2442194

Americredit Corporation of California    California              33-0011256

AmeriCredit Financial Services of        Ontario, Canada         866121080
Canada Ltd.                                                      (Canadian Business Number)

AmeriCredit Management Company           Delaware                75-2788787

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to completion, dated January 29, 2001

PROSPECTUS
                                 $500,000,000

                               AmeriCredit Corp.

                                    [Logo]

                                Debt Securities
                                Preferred Stock
                                 Common Stock
                               Depositary Shares
                                   Warrants
                                  Guarantees
                                Trust Debentures
                    Guarantees of Trust Preferred Securities

                          AmeriCredit Capital Trust I

                           Trust Preferred Securities
                        Guaranteed by AmeriCredit Corp.

     We may offer from time to time debt securities, shares of preferred stock, shares of common stock, depositary shares representing preferred stock, warrants for debt and equity securities, trust debentures to be purchased by AmeriCredit Capital Trust I, or a guarantee of trust preferred securities sold by AmeriCredit Capital Trust I.

     AmeriCredit Capital Trust I may offer from time to time trust preferred securities representing undivided beneficial interests in the assets of the trust. The aggregate offering price of the securities offered by us and AmeriCredit Capital Trust I will not exceed $500,000,000.

     Each time we offer securities, we will provide a supplement to this prospectus that will describe the specific terms of any securities we offer and the specific manner in which we will offer the securities. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest. Our common stock is quoted on the New York Stock Exchange under the symbol "ACF."

                    ----------------------------------------

     Investing in our securities involves risks, which are described in the
                  Section "Risk Factors" beginning on page 4.

                    ----------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is January 29, 2001

     You should rely only on the information contained or incorporated by reference in this prospectus and the relevant prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or the relevant prospectus supplement. We are not including an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus or the relevant prospectus supplement is accurate only as of the date on the front cover of those documents regardless of the time of delivery of this prospectus or the relevant prospectus supplement. In this prospectus and the relevant prospectus supplement, "Company," "AmeriCredit," "we," "us," and "our" refer to AmeriCredit Corp. and its subsidiaries, and "trust" refers to AmeriCredit Capital Trust I, a Delaware statutory business trust that we have formed to issue the preferred securities, except in "AmeriCredit Corp." and "Risk Factors" where "trust" refers to trusts that we sell automobile receivables to that, in turn, sell asset-backed securities to investors.

                      ___________________________________

                               TABLE OF CONTENTS

                                                                                       Page

ABOUT THIS PROSPECTUS............................................................     1

AMERICREDIT CORP.................................................................     1

THE TRUST........................................................................     2

RISK FACTORS.....................................................................     4

RATIOS OF EARNINGS TO FIXED CHARGES..............................................    14

FORWARD-LOOKING STATEMENTS.......................................................    14

USE OF PROCEEDS..................................................................    15

DESCRIPTION OF DEBT SECURITIES...................................................    15

DESCRIPTION OF PREFERRED SECURITIES..............................................    24

DESCRIPTION OF TRUST DEBENTURES..................................................    35

DESCRIPTION OF GUARANTEE.........................................................    43

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE TRUST DEBENTURE AND
THE GUARANTEE....................................................................    46

DESCRIPTION OF CAPITAL STOCK.....................................................    47

DESCRIPTION OF THE DEPOSITARY SHARES.............................................    50

DESCRIPTION OF THE WARRANTS......................................................    52

PLAN OF DISTRIBUTION.............................................................    53

LEGAL MATTERS....................................................................    54

EXPERTS..........................................................................    54

WHERE YOU CAN FIND MORE INFORMATION..............................................    54

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................    54

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                               AMERICREDIT CORP.

Our Business

     We are a consumer finance company specializing in purchasing, securitizing and servicing retail automobile installment sales contracts originated by franchised and select independent dealers in connection with the sale of late model used and to a lesser extent new automobiles. We also, to a lesser extent, make loans directly to consumers for the purchase of automobiles. Our automobile lending programs are designed to serve borrowers with limited credit histories, modest incomes or those who have experienced prior credit difficulties, otherwise known as non-prime borrowers. With the use of proprietary credit scoring models, we underwrite contracts on a decentralized basis through a branch office network. These credit scoring models, combined with experienced underwriting personnel, enable us to implement a risk-based pricing approach to structuring and underwriting individual contracts. Our centralized risk management department monitors these underwriting strategies and portfolio performance to balance credit quality and profitability objectives. We service our loan portfolio at regional centers located in Arlington, Texas, Tempe, Arizona and Charlotte, North Carolina using automated loan servicing and collection systems. We expect to open additional service centers in Jacksonville, Florida and Peterbourgh, Ontario during calendar year 2001.

     We generate earnings and cash flow primarily through the purchase, retention, securitization and servicing of automobile receivables. In each securitization, we sell automobile receivables to a trust that, in turn, sells asset-backed securities to investors. We recognize a gain on the sale of the receivables to the trust and receive monthly excess cash flow distributions from the trust resulting from the difference between the interest received from the consumer obligors on the receivables and the interest on the asset-backed securities paid to investors, net of losses and expenses. The timing of our receipt of excess cash flow distributions is dependent on the type of structure we use. Prior to the time when we begin to receive excess cash flow, all excess cash flow is utilized to fund credit enhancement requirements to secure financial guaranty insurance policies issued by a monoline insurance company to protect investors in the asset-backed securities from losses. Once predetermined credit enhancement requirements are reached and maintained, excess cash flow is distributed to us. In addition to excess cash flow, we earn servicing fees of 2.25% per annum of the outstanding principal balance of receivables securitized. Since our first securitization transaction in December 1994, we have securitized approximately $11.3 billion of automobile receivables in private and public offerings of asset-backed securities.

     We have developed a business model and a technology platform that we believe allows us to compete effectively in the non-prime automobile finance business throughout the United States. The key aspects of our model are:

     .    decentralized marketing platform;
     .    use of proprietary credit scoring models for risk-based pricing;
     .    sophisticated risk management techniques;
     . high investment in technology to support operating efficiency and growth; and

     .    funding and liquidity through securitizations.

Our Business Strategy

     Our principal objective is to continue to build upon our position as a leading lender to non-prime borrowers. To achieve this objective, we are using the following strategies:

     .    continued growth in contract volume;
     .    continued enhancement of scoring models with new data;
     .    continued use of sophisticated risk management techniques;
     .    continued investment in technology; and
     .    continued attempts to lower the cost of funds.

     We were incorporated in Texas in 1988 and succeeded to the business, assets and liabilities of a predecessor corporation formed under the laws of Texas in 1986. Our principal executive offices are located at 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102 and our telephone number is 817-302-7000.

     Information contained on our Website should not be considered a part of this prospectus.

                                   THE TRUST

     The trust is a statutory business trust created under Delaware law through the filing of a certificate of trust with the Delaware Secretary of State on January 29, 2001. The trust's business is defined in a declaration of trust, dated January 29, 2001, executed by us, as sponsor, and the trustees. The declaration will be amended and restated in its entirety as of the date preferred securities of the trust are initially issued. The declaration, as amended and restated, is referred to in this prospectus as the trust agreement. The trust agreement will be qualified under the Trust Indenture Act of 1939.

     The trust exists for the exclusive purposes of:

     .    issuing and selling the preferred securities and common securities;

     . using the proceeds from the sale of the preferred securities and common securities to acquire the trust debentures;

     . maintain its status as a grantor trust for United States federal income tax purposes; and

     . engaging in only those other activities necessary or incidental to these purposes.

     The trust debentures will be the sole assets of the trust. Accordingly, payments on the trust debentures will be the sole revenues of the trust. The trust has a perpetual duration, but may dissolve earlier as provided in the trust agreement.

     We will, directly or indirectly, acquire all of the common securities of the trust, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the trust. The remainder, representing up to 97% of the ownership interests in the trust, will be preferred securities of the trust which may be sold to the public. The common securities and the preferred securities will have substantially the same terms, including the same priority of payment, and will receive proportionate payments from the trust in respect of distributions and payments upon liquidation, redemption or otherwise at the same times, with one exception: if we default on any corresponding trust debentures that we issue to the trust and do not cure the default within the times specified in the indenture governing our issuance of our trust debentures, our rights to payments as holder of the common securities will be subordinated to the rights of the holders of the preferred securities. See "Description of Preferred Securities-Subordination of Common Securities."

     The trust's business and affairs will be conducted by its trustees, as set forth in the trust agreement. At the time of the issuance of the preferred securities, the trustees for the trust will be Bankers Trust (Delaware), as the Delaware trustee, and three individual trustees, referred to in this prospectus as the administrative trustees, who are our officers. The property trustee and the Delaware trustee, together with the administrative trustees, are collectively referred to as the trustees in this prospectus when referring to the preferred securities, the common securities, the trust debentures and our guarantee. The property trustee will act as sole indenture trustee under the trust agreement and will also act as indenture trustee under the guarantee and the debenture indenture. See "Description of Guarantee" and "Description of Trust Debentures." The holder of the common securities of the trust or, if an event of default under the trust agreement has occurred and is continuing, the holders of not less than a majority in liquidation amount of the preferred securities, will be entitled to appoint, remove or replace the property trustee and the Delaware trustee. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees. Such voting rights will be vested exclusively in the holder of the common securities of the trust.

     For so long as the preferred securities remain outstanding, we will:

     . maintain directly or indirectly 100% ownership of the common securities;

     . use our reasonable efforts to cause the trust to remain a statutory business trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the trust agreement;

     . use our reasonable efforts to ensure that the trust will not be an "investment company" for purposes of the Investment Company Act of 1940;

     . use our reasonable efforts to cause the trust to continue to be treated as a grantor trust and not an association taxable as a corporation for United States federal income tax purposes; and

     . use our reasonable efforts to cause each holder of common securities or preferred securities of the trust to be treated as owning an undivided beneficial interest in the trust debentures.

     The trust has no separate financial statements. Separate financial statements would not be material to holders of the preferred securities because the trust has no independent operations. It exists solely for the limited functions summarized above. We will guarantee the preferred securities as described later in this prospectus.

     The trust debentures are separately described in this prospectus under the caption "Description of Trust Debentures." The rights of the holders of the preferred securities are set forth in the trust agreement and the Delaware Business Trust Act. The location of the principal executive office of the trust is c/o AmeriCredit Corp., 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102, and its telephone number is 817-302-7000.

                                 RISK FACTORS

     Before you invest in our securities, you should be aware that the occurrence of any of the events described in this Risk Factors section and elsewhere in this prospectus or in a supplement to this prospectus could have a material adverse effect on our business, financial position, liquidity and results of operations. You should carefully consider these risk factors and the specific risks set forth under the caption "Risk Factors" in any supplement to this prospectus, together with all of the other information included in this prospectus or in a supplement to this prospectus and in documents we incorporate by reference before you decide to purchase our securities. This prospectus contains forward-looking statements that involve risks and uncertainties.

Our Ability to Continue to Purchase Contracts and to Fund Our Business is Dependent On a Number of Financing Sources.

     Credit Facilities and Warehouse Facilities. We depend on credit facilities and warehouse facilities with financial institutions to finance our purchase of contracts pending securitization. At the date of this prospectus, we have six credit and warehouse facilities with various financial institutions providing for revolving credit borrowings of up to a total of $2.5 billion, subject to defined borrowing bases. We have a $525 million warehouse facility which expires in September 2001, a $500 million warehouse facility that expires in June 2001, a $375 million facility which expires in March 2001, a $300 million facility that expires in June 2001, a $275 million facility that expires in September 2001, and a $500 million facility that expires in December 2003. We also have a $30 million Cdn. bank facility to fund Canadian auto receivables that expires in March 2001. We cannot assure you that any of these financing resources will continue to be available to us on reasonable terms or at all. The availability of these financing sources depends on factors outside of our control, including regulatory capital treatment for unfunded bank lines of credit and the availability of bank liquidity in general. If we are unable to extend or replace any of these facilities and arrange new credit or warehouse facilities, we will have to curtail our contract purchasing activities, which would have a material adverse effect on our financial position, liquidity and results of operations.

     Our credit facilities and warehouse facilities contain extensive restrictions and covenants and require us to maintain specified financial ratios and satisfy specified financial tests, including maintenance of asset quality and portfolio performance tests. Failure to meet any of these covenants, financial ratios or financial tests could result in an event of default under these agreements. If an event of default occurs under these agreements, the lenders could elect to declare all amounts outstanding under these agreements to be immediately due and payable, enforce their interests against collateral pledged under such agreements and restrict our ability to obtain additional borrowings under these agreements. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those financial ratios and tests.

     Securitization Program. Since December 1994, we have relied upon our ability to aggregate and sell receivables in the asset-backed securities market to generate cash proceeds for repayment of credit and warehouse facilities and to purchase additional contracts from automobile dealers. Further, gains on sales generated by our securitizations currently represent the single largest component of our revenues. We try to effect securitizations of our receivables on at least a quarterly basis. Accordingly, adverse changes in our asset-backed securities program or in the asset-backed securities market for automobile receivables generally could materially adversely affect our ability to purchase and resell loans on a timely basis and upon terms reasonably favorable to us. Any delay in the sale of receivables beyond a quarter-end would eliminate the gain on sale in that quarter and adversely affect our reported earnings for that quarter. Any of these adverse changes or delays would have a material adverse effect on our financial position, liquidity and results of operations.

     Credit Enhancement. Our securitizations have typically utilized credit enhancement in the form of financial guaranty insurance policies issued by Financial Security Assurance Inc. in order to achieve ''AAA/Aaa'' ratings, which reduces the costs of securitizations relative to alternative forms of financing available to us. Financial Security Assurance is not required to insure our securitizations and we can give you no assurance that it will continue to do so or that our future securitizations will be similarly rated. Likewise, we are not required to utilize financial guaranty insurance policies issued by Financial Security Assurance or any other form of credit enhancement in connection with our securitizations. We also utilize reinsurance and other credit enhancement alternatives, such as borrowings under a credit enhancement facility provided to the Company by a financial institution, to reduce our initial cash deposit related to securitizations. A downgrading of Financial Security Assurance's credit rating or Financial Security Assurance's withdrawal of credit enhancement or the lack of availability of reinsurance or other alternative credit enhancements could result in higher interest costs for our future securitizations and larger initial cash deposit requirements. These events could have a material adverse effect on our financial position, liquidity and results of operations.

To Service Our Debt, We Will Require a Significant Amount of Cash. Our Ability to Generate Cash Depends on Many Factors.

     Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     We require substantial amounts of cash to fund our contract purchase and securitization activities. Although we recognize a gain on the sale of receivables upon the closing of a securitization, we typically receive the cash representing that gain over the actual life of the receivables securitized. We also incur significant transaction costs in connection with a securitization and incur both current and deferred tax liabilities as a result of the gains on sale. Accordingly, our strategy of securitizing substantially all of our newly purchased receivables and increasing the number of contracts purchased will require substantial amounts of cash.

     We expect to continue to require substantial amounts of cash as the volume of our contract purchases increases and our securitization program grows. Our primary cash requirements include the funding of:

     .    contract purchases pending their securitization and sale;
     . credit enhancement requirements in connection with the securitization and sale of the receivables;
     . interest and principal payments under our warehouse facilities, our Canadian facility, our notes and other indebtedness;
     . fees and expenses incurred in connection with the securitization of receivables and the servicing of them;
     .    capital expenditures for technology;
     .    ongoing operating expenses; and
     . tax payments due on receipt of excess cash flows from securitization trusts.

     Our primary sources of liquidity in the future are expected to be:

     .    existing cash;
     .    financings under our warehouse facilities and our Canadian facility;
     .    sales of automobile receivables through securitizations;
     .    excess cash flow received from securitization trusts; and
     . further issuances of debt or equity securities, depending on capital market conditions.

     Because five of our principal credit facilities are initially 364 days in length, we must renew these facilities annually. In addition, because we expect to continue to require substantial amounts of cash for the foreseeable future, we anticipate that we will need to enter into debt or equity financings regularly, in addition to quarterly securitizations. The type, timing and terms of financing selected by us will be dependent upon our cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. We cannot assure you that any of these sources will be available to us at any given time or that the terms on which these sources may be available will be favorable to us.

Our Substantial Indebtedness Could Adversely Affect Our Financial Health.

     We currently have now, and after the offering of securities pursuant to this prospectus, will continue to have a significant amount of indebtedness. Our ability to make payments of principal or interest on, or to refinance our indebtedness will depend on:

     .    our future operating performance; and

     . our ability to enter into additional securitizations and debt and equity financings, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control.

     If we are unable to generate sufficient cash flow in the future to service our debt, we may be required to refinance all or a portion of our existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms acceptable to us. The inability to obtain additional financing could have a material adverse effect on us.

     Our substantial indebtedness creates risks to the holders of our common stock and other securities, including:

     . we may be unable to satisfy our obligations under our outstanding senior notes;
     . we may be more vulnerable to adverse general economic and industry conditions;
     . we may find it more difficult to fund future working capital, capital expenditures, acquisitions, general corporate purposes or other purposes; and
     . we will have to dedicate a substantial portion of our cash resources to the payments on our indebtedness, thereby reducing the funds available for operations and future business opportunities.

Our Credit and Warehouse Facilities and Indentures Restrict Our Operations.

     Our credit and warehouse facilities and our existing indentures restrict our ability to, among other things:

     .    sell or transfer assets;
     .    incur additional debt;
     .    repay other debt;
     .    pay dividends;
     .    make certain investments or acquisitions;
     .    repurchase or redeem capital stock;
     .    engage in mergers or consolidations; and
     .    engage in certain transactions with subsidiaries and affiliates.

     The credit and warehouse facilities and the indentures also require us to comply with certain financial ratios, covenants and asset quality maintenance requirements. These restrictions may interfere with our ability to obtain financing or to engage in other necessary or desirable business activities.

     If we cannot comply with the requirements in our credit and warehouse facilities and/or our indentures, then the lenders may require us to repay immediately all of the outstanding debt under our facilities. If our debt payments were accelerated, our assets might not be sufficient to fully repay our debt. These lenders may also require us to use all of our available cash to repay our debt, or they may foreclose upon their collateral or they may prevent us from making payments to other creditors on certain portions of our outstanding debt.

     We may not be able to obtain a waiver of these provisions or refinance our debt, if needed. In such a case, our business, results of operations and financial condition would suffer.

The Debt Securities will be Effectively Junior to all of our Secured
Obligations.

     The debt securities and trust debentures will be unsecured obligations of AmeriCredit Corp. The debt securities and trust debentures will be effectively junior in right of payment to all of our secured indebtedness. Upon any distribution of assets pursuant to any liquidation, insolvency, dissolution, reorganization or similar proceeding, the holders of secured indebtedness will be entitled to receive payment in full from the proceeds of the collateral securing such secured indebtedness before the holders of the debt securities or trust debentures will be entitled to receive any payment with respect thereto. As a result, the holders of the debt securities or trust debentures may recover proportionally less than holders of secured indebtedness. As of September 30, 2000, we had approximately $766.2 million of secured indebtedness outstanding and the capacity to borrow approximately an additional $146.7 million of secured indebtedness under our warehouse credit facilities.

There is a High Degree of Risk Associated With Non-Prime Borrowers.

     We specialize in purchasing, securitizing and servicing non-prime receivables. Non-prime borrowers are associated with higher-than-average delinquency and default rates. While we believe that we effectively manage these risks with our proprietary credit scoring models, risk-based loan pricing and other underwriting policies and collection methods, we can give you no assurance that these criteria or methods will be effective in the future. In the event that we underestimate the default risk or under-price contracts that we purchase, our financial position, liquidity and results of operations would be adversely affected, possibly to a material degree.

Defaults and Prepayments on Contracts Purchased By Us Could Adversely Affect Our Operations.

     Our results of operations, financial condition and liquidity depend, to a material extent, on the performance of contracts purchased and held by us prior to their sale in a securitization transaction, as well as the subsequent performance of receivables sold to securitization trusts. Obligors under loans acquired by us may default on or prepay these loans during the period prior to their sale in a securitization transaction or if they remain owned by us. We bear the full risk of losses resulting from payment defaults during that period. In the event of a payment default, the collateral value of the financed vehicle usually does not cover the outstanding loan balance and costs of recovery. We maintain an allowance for losses on loans held by us, which reflects management's estimates of anticipated losses for these loans. If the allowance is inadequate, then we would recognize as an expense the losses in excess of that allowance and results of operations could be adversely affected. In addition, under the terms of our credit and warehouse facilities, we are not able to borrow against defaulted loans and loans greater than 30 days delinquent held by us.

     We also retain a substantial portion of the default and prepayment risk associated with the receivables that we sell in our securitizations. A large component of the gain recognized on these sales and the corresponding assets recorded on our balance sheet are credit enhancement assets, which are based on the present value of estimated future excess cash flows from the securitized receivables which will be received by us. Accordingly, credit enhancement assets are calculated on the basis of management's assumptions concerning, among other things, defaults and prepayments. Actual defaults and prepayments may vary from management's assumptions, possibly to a material degree. As of September 30, 2000, credit enhancement assets totaled $906.5 million. Depending on our growth, credit enhancement assets may become a larger share of our overall assets.

     We are required to deposit substantial amounts of the cash flows generated by our interests in our securitizations (''restricted cash'') into spread accounts which are pledged to Financial Security Assurance as security for our obligation to reimburse Financial Security Assurance for any amounts which may be paid out on financial guarantee insurance policies.

     We regularly measure our default, prepayment and other assumptions against the actual performance of securitized receivables. If we were to determine, as a result of that regular review or otherwise, that we underestimated defaults or prepayments, or that any other material assumptions were inaccurate, we would be required to adjust the carrying value of our credit enhancement assets, which consist of restricted cash, investments in special purpose financing trust ("Trust") receivables and interest-only receivables, by making a charge to income and writing down the carrying value of these assets on our balance sheet. Future cash flows from securitization trusts may also be less than expected and our results of operations and liquidity would be adversely affected, possibly to a material degree. In addition, an increase in defaults or prepayments would reduce the size of our servicing portfolio which would reduce our servicing fee income, further adversely affecting results of operations and cash flow. A material write-down in credit enhancement assets and the corresponding decreases in earnings and cash flow could limit our ability to service debt and to enter into future securitizations and other financings. Although we believe that we have made reasonable assumptions as to the future cash flows of the various pools of receivables that have been sold in securitization transactions, actual rates of default or prepayment may differ from those assumed and other assumptions may be required to be revised upon future events.

The Negative Performance of Auto Contracts In Our Portfolio Could Adversely Affect Our Cash Flow and Servicing Rights.

     Generally, the form of credit enhancement agreement we enter into in connection with securitization transactions contains specified limits on the delinquency, default and loss rates on the receivables included in each Trust. If, at any measuring date, the delinquency, default or loss rate with respect to any Trust were to exceed the specified limits, provisions of the credit enhancement agreement would automatically increase the level of credit enhancement requirements for that Trust. During the period in which the specified delinquency, default and loss rates were exceeded, excess cash flow, if any, from the Trust would be used to fund the increased credit enhancement levels instead of being distributed to us, which would have an adverse effect on our cash flow. Further, the credit enhancement requirements for each securitization Trust are cross-collateralized to the credit enhancement requirements established in connection with each of our other securitization Trusts, so that excess cash flow from a performing securitization Trust insured by Financial Security Assurance may be used to support increased credit enhancement requirements for a nonperforming securitization Trust insured by Financial Security Assurance, which would further restrict excess cash flow available to us. We have on occasion exceeded these specified limits, however, Financial Security Assurance has either waived each of these occurrences or amended the agreements. We can give you no assurance that Financial Security Assurance would waive any such future occurrence or amend the agreements. Any refusal of Financial Security Assurance to waive any such future occurrence or amend the agreements could have a material adverse effect on our financial position, liquidity and results of operations.

     The credit enhancement agreements we enter into in connection with securitization transactions contain additional specified limits on the delinquency, default and loss rates on the receivables included in each Trust which are higher than the limits referred to in the preceding paragraph. If, at any measuring date, the delinquency, default or loss rate with respect to any Trust were to exceed these additional specified limits applicable to that Trust, provisions of the credit enhancement agreements permit Financial Security Assurance to terminate our servicing rights to the receivables sold to that Trust. In addition, the servicing agreements are cross-defaulted so that a default under one servicing agreement would allow Financial Security Assurance to terminate our servicing rights under all of our servicing agreements. Although we have never exceeded such delinquency, default or loss rates, we can give you no assurance that our servicing rights with respect to the automobile receivables in such Trusts, or any other Trust which exceeds the specified limits in future periods, will not be terminated. Financial Security Assurance has other rights to terminate us as servicer if:

     .    we breach our obligations under the servicing agreements;

     . Financial Security Assurance was required to make payments under its policy; or

     .    some bankruptcy or insolvency events were to occur.

     As of the date of this prospectus, none of these termination events have occurred with respect to any of the Trusts formed by us.

A Substantial Portion of Our Income Is Derived from the Sale of Loans to Trusts.

     We periodically sell auto receivables to certain special purpose financing trusts, and the Trusts in turn issue asset-backed securities to investors. We retain an interest in the receivables sold in the form of a residual or interest-only strip and may also retain other subordinated interests in the receivables sold to the Trusts. The residual or interest-only strips represent the present value of future excess cash flows resulting from the difference between the finance charge income received from the obligors on the receivables and the interest paid to the investors in the asset-backed securities, net of credit losses, servicing fees and other expenses.

     Upon the transfer of receivables to the Trusts, we remove the net book value of the receivables sold from our consolidated balance sheets and allocate the carrying value between the assets transferred and the interests retained, based upon their relative fair values at the settlement date. The difference between the sales proceeds, net of transaction costs, and the allocated basis of the assets transferred is recognized as a gain on sale of receivables.

     For the three month period ended September 30, 2000, we recognized a gain on sale of receivables of $61.6 million, or approximately 36% of all revenue earned during that period. If we are unable to originate new loans and sell them to the Trusts, we could experience a significant change in the timing of revenues and reported income. Further, there can be no assurance that we will recognize gains on future sales of receivables to the Trusts consistent with our gains on previous sales.

We Are Subject to General Economic Conditions Which are Beyond Our Control.

     General. Delinquencies, defaults, repossessions and losses generally increase during periods of economic recession. These periods also may be accompanied by decreased consumer demand for automobiles and declining values of automobiles securing outstanding loans, which weakens collateral coverage and increases the amount of a loss in the event of default. Significant increases in the inventory of used automobiles during periods of economic recession may also depress the prices at which repossessed automobiles may be sold or delay the timing of these sales. Because we focus on non-prime borrowers, the actual rates of delinquencies, defaults, repossessions and losses on these loans could be higher than those experienced in the general automobile finance industry and could be more dramatically affected by a general economic downturn. In addition, during an economic slow down or recession, our servicing costs may increase without a corresponding increase in our servicing fee income. While we believe that the underwriting criteria and collection methods we employ enable us to manage the higher risks inherent in loans made to non-prime borrowers, we can give you no assurance that these criteria or methods will afford adequate protection against these risks. Any sustained period of increased delinquencies, defaults, repossessions or losses or increased servicing costs could also adversely affect our ability to enter into future securitizations and correspondingly, our financial position, liquidity and results of operations.

     Interest Rates. Our profitability may be directly affected by the level of and fluctuations in interest rates, which affect our ability to earn a gross interest rate spread. As the level of interest rates increases, our gross interest rate spread will generally decline since the rates charged on the contracts we purchase from dealers are limited by statutory maximums, affording us little opportunity to pass on increased interest costs. Furthermore, our future gains recognized upon the securitization of automobile receivables will also be affected by interest rates. We recognize a gain in connection with our securitizations based upon the estimated present value of projected future excess cash flows from the securitization Trusts, which is largely dependent upon the gross interest rate spread. We believe that our profitability and liquidity would be adversely affected during any period of higher interest rates, possibly to a material degree. We monitor the interest rate environment and employ pre-funding or other hedging strategies designed to mitigate the impact of changes in interest rates. We can give you no assurance, however, that pre-funding or other hedging strategies will mitigate the impact of changes in interest rates.

     Labor Market Conditions. Low unemployment rates driven by economic growth and the continued expansion of consumer credit markets could contribute to an increase in our employee turnover rate. High turnover or an inability to attract and retain qualified replacement personnel could have an adverse effect on our portfolio delinquency, default and net loss rates and, ultimately, our financial condition, results of operations and liquidity.

Failure to Implement Our Business Strategy Could Adversely Affect Our
Operations.

     Our financial position and results of operations depend on our ability to execute our business strategy, which includes the following key elements:

     .    continued expansion of automobile contract purchase volume;

     . continued and successful use of proprietary scoring models for risk-based pricing;

     .    the use of sophisticated risk management techniques;

     . continued investment in technology to support operating efficiency and growth; and

     .    funding and liquidity through securitizations.

Our failure or inability to execute any element of our business strategy could materially adversely affect our financial position, liquidity and results of operations.

     We plan to expand our indirect automobile finance business by adding additional branch offices and by increasing the dealer penetration of our existing branch offices. The success of this strategy is dependent upon, among other factors, our ability to hire and retain qualified branch managers and other personnel, to develop relationships with more dealers and to expand our current relationships with existing dealer customers. We confront intense competition in attracting key personnel and establishing relationships with new dealers. Dealers often already have favorable non-prime financing sources, which may restrict our ability to develop dealer relationships and delay our growth. In addition, the competitive conditions in our markets may result in a reduction in the profitability of the contracts that we purchase or a decrease in contract acquisition volume, which would adversely affect our results of operations.

     The growth of our servicing portfolio has resulted in increased need for additional personnel and expansion of systems capacity. Our ability to support, manage and control growth is dependent upon, among other things, our ability to hire, train, supervise and manage our growing workforce. There can be no assurance that we will have trained personnel and systems adequate to support our growth strategy.

We May be Unable to Successfully Compete in Our Industry.

     Competition in the field of non-prime automobile finance is intense. The automobile finance market is highly fragmented and is served by a variety of financial entities including:

     .    the captive finance affiliates of major automotive manufacturers;
     .    banks;
     .    thrifts;
     .    credit unions; and
     .    independent finance companies.

     Many of these competitors have substantially greater financial resources and lower costs of funds than us. Many of these competitors also have long standing relationships with automobile dealerships and may offer dealerships or their customers other forms of financing, including dealer floor plan financing and leasing, which are not provided by us. Providers of automobile financing have traditionally competed on the basis of interest rate charged, the quality of credit accepted, the flexibility of loan terms offered and the quality of service provided to dealers and customers. In seeking to establish ourself as one of the principal financing sources of the dealers we serve, we compete predominately on the basis of our high level of dealer service and strong dealer relationships and by offering flexible loan terms. There can be no assurance that we will be able to compete successfully in this market or against these competitors.

We Are Involved and Will Likely Continue to be a Party to Litigation.

     As a result of the consumer-oriented nature of the industry in which we operate and uncertainties with respect to the application of various laws and regulations in some circumstances, industry participants are named from time to time as defendants in litigation involving alleged violations of federal and state consumer lending or other similar laws and regulations. A significant judgment against us in connection with any litigation could have a material adverse affect on our financial condition and results of operations. In addition, if it were determined that a material number of contracts purchased by us involved violations of applicable lending laws by automobile dealers, our financial condition and results of operations could be materially adversely affected.

     As a company subject to federal and state securities laws and court decisions, as well as rules and regulations promulgated by the Securities and Exchange Commission, we are subject to the risk of litigation and claims arising under these securities laws, court decisions, rules and regulations. We are a defendant in a class action filed in California in which the plaintiffs allege that our pricing programs and the pricing programs of several other banks and finance companies violate various laws of that state. An adverse resolution of this lawsuit, or any future lawsuits or claims against us, could have a material adverse effect on our business, financial condition and results of operations.

Our Business Would Be Adversely Affected if We Lost Our Licenses or if Future, More Burdensome Government Regulations Were Enacted.

     Our business is subject to numerous federal and state consumer protection laws and regulations which, among other things:

     .    require us to obtain and maintain licenses and qualifications;
     .    limit the interest rates, fees and other charges we are allowed to charge;
     . limit or prescribe other terms of our automobile installment sales contracts;
     .    require specific disclosures; and
     .    define our rights to repossess and sell collateral.

     We believe we are in substantial compliance with all of these laws and regulations, and that these laws and regulations have had no material adverse effect on our ability to operate our business. Changes in existing laws or regulations, or in the interpretation, or the promulgation of any additional laws or regulations, could have a material adverse effect on our business. In addition, we retain some of the regulatory risk on receivables sold in securitizations as a result of representations and warranties made by us in these transactions.

Our Stock Price May Be Volatile.

     The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future. In addition, the securities markets have experienced significant price and volume fluctuations and the market prices of the securities of finance-related companies, including automobile finance companies, have been especially volatile. Such fluctuations can result from:

     .    quarterly variations in operating results;

     .    changes in analysts' estimates;

     .    short-selling of our common stock;

     . events affecting other companies that investors deem to be comparable to us;

     . factors which have the effect of increasing, or which investors believe may have the effect of increasing, our cost of funds, including any downgrade in our credit ratings by major rating agencies; and

     .    general economic trends and conditions.

     Investors may be unable to resell their shares of our common stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. Securities class action litigation could result in substantial costs and a diversion of management's attention and resources.

AmeriCredit Corp. is a Holding Company. Its only Source of Cash is From Distributions from its Subsidiaries.

     AmeriCredit Corp. is a holding company with no operations of its own and conducts all of its business through its subsidiaries. AmeriCredit Corp.'s only significant asset is the outstanding capital stock of its subsidiaries. AmeriCredit Corp. is wholly dependent on the cash flow of its subsidiaries and dividends and distributions to it from its subsidiaries in order to service its current indebtedness, including payment of principal, premium, if any, and interest on any indebtedness of AmeriCredit Corp., and any of its future obligations. AmeriCredit Corp.'s subsidiaries are separate and distinct legal entities and will have no obligation contingent or otherwise, to pay any amounts due pursuant to any indebtedness of AmeriCredit Corp. or to make any funds available therefor. The ability of AmeriCredit Corp.'s subsidiaries to pay such dividends and distributions will be subject to, among other things, the terms of any debt instruments of its subsidiaries then in effect and applicable law. We cannot assure you that AmeriCredit Corp.'s subsidiaries will generate cash flow sufficient to pay dividends or distributions to AmeriCredit Corp. in order to pay interest or other payments on existing indebtedness.

     AmeriCredit Corp.'s rights, and the rights of its creditors, to participate in the distribution of assets of any of its subsidiaries upon such subsidiary's liquidation or reorganization will by subject to the prior claims of such subsidiary's creditors, except to the extent that AmeriCredit Corp. is itself recognized as a creditor of such subsidiary in which case our claims would still be subject to the claims of any secured creditor of such subsidiary. As of September 30, 2000, the aggregate amount of debt and other obligations of AmeriCredit Corp.'s subsidiaries (including long-term debt, guarantees of AmeriCredit Corp.'s debt, current liabilities and other liabilities) was approximately $1.2 billion.

We Cannot Assure You That an Active Trading Market Will Develop for the Securities Offered Other than the Common Stock We Have Issued or That Such a Market Will Not Be Volatile.

     There is no established trading market for the securities offered other than the common stock we have issued and we do not intend to apply for listing of the securities offered on any national securities exchange or for quotation of the securities offered on any automated dealer quotation system. No assurance can be given as to the price of the securities offered, the liquidity of the trading market for the securities offered or that an active public trading market for the securities offered will develop. If an active public trading market for the securities offered does not develop, the market price and liquidity of the securities offered may be adversely affected. If the securities offered are traded, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and certain other factors. The liquidity of, and trading markets for, securities offered may also be adversely affected by general declines in the market for debt. Such declines may adversely affect the liquidity of, and trading markets for, the securities offered, independent of the financial performance of or prospects for us.

     Historically, the markets for securities similar to the securities offered has been subject to disruptions that have caused substantial price volatility. There can be no assurance that the market for the securities offered will not be subject to similar disruptions. Any such disruptions may have a material adverse effect on the value of the securities offered.

We May Not Be Able to Repurchase Our Senior Notes or Repay Debt under Our Credit Facilities in the Event of a Change of Control.

     Upon the occurrence of certain change of control events, holders of our senior notes may require AmeriCredit Corp. to offer to repurchase all of their notes. AmeriCredit Corp. may not have sufficient funds at the time of the change of control to make the required repurchases or restrictions in our credit facilities may not allow such repurchases. Additionally, a "change of control" (as defined in our indentures) is an event of default under our credit facilities, which would permit the lenders to accelerate the debt, which also would cause an event of default under the indentures.

     The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from operating other sources, including borrowing, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds will be available at the time of any change of control to make any required repurchases of our senior notes tendered and to repay debt under our credit facilities. Furthermore, the use of available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Any future credit agreements or other agreements relating to indebtedness to which we may become a party may contain similar restrictions and provisions.

Our Articles of Incorporation and Bylaws, Texas Law and Contractual Provisions Contain Provisions That Could Discourage a Takeover.

     Our articles of incorporation and bylaws contain provisions which may discourage takeover attempts. These provisions may limit shareholders' ability to approve a transaction that shareholders may think is in their best interests. Such provisions include:

     . a requirement that certain procedures must be followed before matters can be proposed for consideration at meetings of our shareholders; and

     . the ability of the Board of Directors to fix the rights and preferences of an issue of shares of preferred stock without shareholder action.

     In addition, we have a shareholder rights plan that enables our shareholders (other than a hostile acquiror) to buy our shares at a substantially discounted price if any third party were to acquire more than 15% of our common stock.

     Provisions of the Texas Business Corporation Act also restrict certain business combinations with interested shareholders. The provisions of our articles of incorporation, bylaws and shareholder rights plan and of Texas law are intended to encourage potential acquirors to negotiate with us and allow the Board of Directors the opportunity to consider alternative proposals in the interest of maximizing shareholder value. However, such provisions may also discourage acquisition proposals or delay or prevent a change in control.

     In addition, the terms of our employment agreements with our senior executives contain provisions calling for payments upon a change of control, and our option agreements vest immediately upon occurrence of a change in control. These provisions could have the effect of increasing the cost of a change in control and thereby delay or hinder such a change in control. Some of our credit facilities and warehouse facilities also have provisions which give rise to events of default on the occurrence of a change in control. These provisions could have the effect of increasing the cost of a change in control of us.

Management Has Broad Discretion In The Use Of Proceeds.

     We plan to use the proceeds from this offering primarily to fund our growth, to support securitization transactions and for working capital and general corporate purposes. Therefore, we will have discretion as to how we will spend the proceeds, which could be in ways with which the shareholders may not agree. We cannot predict that the proceeds will be invested to yield a favorable return. See "Use of Proceeds."

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table contains our consolidated ratios of earnings to fixed charges for the periods indicated.

                                                                                 Three Months Ended
                                                   Year Ended June 30,              September 30,
                                          ----------------------------------     ------------------
                                          1996    1997   1998    1999   2000       1999      2000
                                          ----    ----   ----    ----   ----       ----      ----
Ratio of Earnings to Fixed Charges.....   3.5x    3.9x   3.8x    3.9x   3.6x       3.7x      3.4x

     For purposes of this computation, the term "fixed charges" represents interest expense and a portion of rentals representative of an implicit interest factor for those rentals. The term "earnings" represents income before income taxes plus fixed charges.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, supplements to this prospectus and the documents incorporated by reference contain certain forward-looking statements about our financial condition, results of operations and business. These statements may be made expressly in this document, or may be "incorporated by reference" to other documents we have filed with the Securities and Exchange Commission. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," or similar expressions used in this prospectus, supplements to this prospectus or documents incorporated by reference.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

     .    our ability to pay interest and principal on a large amount of debt;
     .    changes in our customers' demands;
     .    seasonal changes in customer demands;
     .    the competitive nature of the automobile finance business; and
     .    general economic conditions and the interest rate environment.

     Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or supplements to this prospectus or, in the case of documents incorporated by reference, as of the date of such documents.

     We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus or supplements to this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements.

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of securities that we offer under this prospectus and any accompanying prospectus supplement for general corporate purposes and for any other purposes described in the relevant prospectus supplement. General corporate purposes may include using the net proceeds to fund our growth, including increasing the amount of automobile and other loans we can acquire, originate and hold for pooling and sale in the asset-backed securities market, to support securitization transactions, for other working capital needs and for general corporate purposes. The net proceeds may be used to reduce our balances under our existing warehouse facilities, credit agreement and mortgage subsidiary credit agreement.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the debt securities summarizes some general terms that will apply to the debt securities. The description is not complete, and we refer you to the indentures, which we filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

     Our trust debentures are separately described in this prospectus under the caption "Description of Trust Debentures."

General

     The debt securities will be either our senior debt securities or our subordinated debt securities. We will issue our debt securities under one or more separate indentures between us and a trustee to be identified in an accompanying prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together the senior indenture and the subordinated indenture are called the "indentures." The indentures may be supplemented by one or more supplemental indentures. We refer to the indentures, together with any supplemental indentures, as the "indentures" throughout the remainder of this prospectus.

     We may issue the debt securities in one or more separate series of senior debt securities and subordinated debt securities. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness. The terms of the indentures do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us, but those provisions may be included in the documents that include the specific terms of the debt securities.

     If specified in the prospectus supplement, our subsidiaries will unconditionally guarantee, on a joint and several basis, the debt securities as described under "--Subsidiary Guarantees" and in the prospectus supplement. The subsidiary guarantees will be unsecured obligations of each subsidiary guarantor.

     The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms will include:

     .    the title of the debt securities;

     .    any limit upon the aggregate principal amount of the debt securities;

     . the purchase price of the debt securities expressed as a percentage of the principal amount;

     . if other than United States dollars, the currency or currencies, including the euro and other composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

     . the date or dates when payments on the principal must be made or the method of determining that date or dates;

     . interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable;

     .    the maturity date;

     . the right, if any, to extend the interest payment periods and the duration of the extensions;

     .    the places where payments may be made and the manner of payments;

     .    any mandatory or optional redemption provisions;

     .    any subordination provisions;

     .    the denominations in which debt securities will be issued;

     . the terms applicable to any debt securities issued at a discount from their stated principal amount;

     . if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any;

     . whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

     . whether and on what terms we will pay additional amounts to holders of the debt securities that are not United States persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

     . the certificates or forms required for the issuance of debt securities in definitive form;

     . the trustees, depositaries, authenticating or paying agents, transfer agents or registrars of the debt securities;

     . any deletions of, or changes or additions to, the events of default or covenants;

     . conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments to those prices and rates; and

     .    any other specific terms of the debt securities.

     If any debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

     Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities may bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The applicable prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities or other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than United States dollars.

Senior Debt Securities

     Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Subordinated Debt Securities

     Payment of the principal of, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including senior debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors of our subsidiaries.

Payment and Paying Agents

     Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any notes on any interest payment date will be made to the person in whose name such notes, or one or more predecessor securities, are registered at the close of business on the regular record date for such interest.

     Principal of and any premium and interest on the notes of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in such prospectus supplement, the corporate trust office of the trustee in the City of New York will be designated as our sole paying agent for payments with respect to notes of each series. Any other paying agents initially designated by us for the notes of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the notes of a particular series.

     All moneys paid by us to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Subsidiary Guarantees

     If specified in the prospectus supplement, the subsidiary guarantors will guarantee the debt securities of a series. Collectively, the co-registrants, other than the trust, are called the "subsidiary guarantors." Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the subsidiary guarantees of the subsidiary guarantors.

     Subject to the limitations described below and in the applicable prospectus supplement, the subsidiary guarantors will, jointly and severally, unconditionally guarantee the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all our obligations under the indentures and the debt securities of a series, whether for principal of, premium, if any, or interest on the debt securities or otherwise. The subsidiary guarantors will also pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the applicable trustee in enforcing any rights under a subsidiary guarantee with respect to a subsidiary guarantor.

     In the case of subordinated debt securities, a subsidiary guarantee will be subordinated in right of payment to the senior debt of the subsidiary guarantor on the same basis as the subordinated debt securities are subordinated to our senior debt. No payment will be made by any subsidiary guarantor under its subsidiary guarantee during any period in which payments by us on the subordinated debt securities are suspended by the subordination provisions of the subordinated indenture.

     Each subsidiary guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant subsidiary guarantor without rendering such subsidiary guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

     Each subsidiary guarantee will be a continuing guarantee and will:

     . remain in full force and effect until either all of the guaranteed obligations are paid in full or the applicable debt securities are defeased and discharged in accordance with the defeasance provisions of the indentures or released as described in the following paragraph;

     .    be binding upon each subsidiary guarantor; and

     . inure to the benefit of and be enforceable by the applicable trustee, the holders and their successors, transferees and assigns.

     As a result of a disposition of all of the assets or all of the capital stock of a subsidiary guarantor, by way of sale, merger, consolidation or otherwise, that subsidiary guarantor will be deemed released and relieved of its obligations under its subsidiary guarantee without any further action required on the part of the trustee or any holder, and no other person acquiring or owning the assets or capital stock of such subsidiary guarantor, if not otherwise a restricted subsidiary, as defined in the relevant indenture, will be required to enter into a subsidiary guarantee; provided, in each case, that the transaction or transactions resulting in the subsidiary guarantor's ceasing to be a restricted subsidiary are carried out pursuant to and in compliance with all of the applicable covenants in the indenture. In addition, the prospectus supplement may specify additional circumstances under which a subsidiary guarantor can be released from its subsidiary guarantee.

Global Securities

     We may issue a series of debt securities in whole or in part in the form of one or more global certificates that will be deposited with a depositary we will identify in a prospectus supplement. We may issue global debt securities in either registered or unregistered form and in either temporary or definitive form. We will describe the specific terms of the depositary arrangement with respect to any series of debt securities in the prospectus supplement.

Registered Global Securities

     Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

     .    by the depositary for that registered global security to its nominee;

     . by a nominee of the depositary to the depositary or another nominee of the depositary; or

     . by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

     The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security.

     We anticipate that the following provisions will generally apply to all depositary arrangements for debt securities:

     . ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for that registered global security, these persons being referred to as "participants," or persons that may hold interests through participants;

     . upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

     . any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

     . ownership of beneficial interest in that registered global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary for that registered global security for interests of participants and on the records of participants for interests of persons holding through participants.

     The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

     So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, the depositary or that nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

     . will not be entitled to have the debt securities represented by a registered global security registered in their names;

     . will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

     . will not be considered the owners or holders of the debt securities under the indenture.

     Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

     We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

     We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owners of the registered global security. None of us, the trustee or any other of our agents or agents of the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." We also expect that any of these payments will be the responsibility of the participants.

     If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Securities Exchange Act of 1934, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, will instruct the trustee.

     We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as "bearer global securities." We will deposit these securities with a common depositary for Euroclear System and Clearstream Banking, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Conversion or Exchange Rights

     If debt securities may be convertible into or exchangeable for shares of our equity securities or other securities, the terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

     .    the conversion or exchange price;

     .    the conversion or exchange period;

     . provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

     .    events requiring adjustment to the conversion or exchange price;

     . provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

     .    any anti-dilution provisions, if applicable.

Merger, Consolidation or Sale of Assets

     Under the terms of indentures, we may consolidate or merge with another company, or sell, lease or convey all or substantially all our assets to another company, if we are either the continuing entity or, if we are not the continuing entity:

     . the successor entity is organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes all payments on all of the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture;

     . the merger, sale of assets or other transaction must not cause a default on the debt securities and we must not already be in default; and

     . any additional conditions with respect to any particular debt securities are met.

Events of Default

     Unless otherwise provided for in the prospectus supplement, the term "event of default", when used in the indentures may include any of the following:

     . failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period under the terms of the debt securities, the extension will not be a failure to pay interest;

     . failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

     .    failure to make sinking fund payments, if any, when due;

     . failure to perform other covenants for 60 days after notice that performance was required;

     .    events of bankruptcy, insolvency or reorganization of our company; or

     . any other event of default provided in the applicable resolution of our Board of Directors or the supplemental indenture under which we issue a series of debt securities.

     The holders of not less than a majority in outstanding principal amount of a series of debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee of the series. The trustee or the holders of not less than 25% in aggregate outstanding principal amount of the series may declare the principal due and payable immediately upon an event of default. The holders of a majority in aggregate outstanding principal amount of the series may annul the declaration and waive the default if the default (other than the non-payment of the principal of the series which has become due solely by the acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series.

     The holders of a majority in outstanding principal amount of a series of debt securities affected thereby may, on behalf of the holders of all the holders of the series of debt securities, waive any past default, except a default in the payment of principal or interest, unless the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series, or a default in respect of a covenant or provision which under the related indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of the series. We are required to file annually with the trustees a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the indentures.

     In case an event of default shall occur and be continuing as to a series of debt securities, the trustee of the series will have the right to declare the principal of and the interest on the debt securities, and any other amounts payable under the indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the debt securities.

     No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless the holder shall have previously given to the trustee written notice of a continuing event of default and unless also the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series shall have made written request and offered reasonable indemnity to the trustee of the series to institute the proceeding as a trustee, and unless the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the class a direction inconsistent with the request and shall have failed to institute the proceeding within 60 days. However, these limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal or interest on the debt security on or after the respective due dates expressed in the debt security.

Discharge, Defeasance and Covenant Defeasance

     We can discharge or defease our obligations under the indentures as stated below or as provided in the applicable prospectus supplement.

     Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

     Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as "defeasance." We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indentures, and we may omit to comply with those covenants without creating an event of default under the trust indenture, which we refer to as "covenant defeasance." We may effect defeasance and covenant defeasance only if, among other things:

     . we irrevocably deposit with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series; or

     . we deliver to the trustee an opinion of counsel to the effect that (a) in the case of covenant defeasance, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance, and will be subject to tax in the same manner and at the same times as if no covenant defeasance had occurred and (b) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable United States federal income tax law, and based on that ruling or change, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to tax in the same manner as if no defeasance had occurred.

     Although we may discharge or defease our obligations under the indentures as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indentures

     Except as provided in the applicable prospectus supplement, each indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

     .    cure any ambiguity or correct any inconsistency in the indenture;

     . evidence the assumption by a successor corporation of our obligations and the conversion of any debt securities into the capital stock of that successor corporation, if the terms of those debt securities so provide;

     .    add covenants for the protection of the holders of debt securities;

     . make any change that does not adversely affect the rights of any holders of debt securities;

     .    establish the forms or terms of debt securities of any series; and

     . evidence and provide for the qualification of the indenture under the Trust Indenture Act of 1939.

     Each indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of subordinated debt securities then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected:

     .    change the stated maturity of any debt security;

     .    reduce the principal amount or premium, if any;

     .    reduce the rate or extend the time of payment of interest; or

     .    reduce any amount payable on redemption;

     . reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture for any such series.

Concerning the Trustees

     Each trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, each trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the debt securities, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. Each trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Governing Law

     The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

                      DESCRIPTION OF PREFERRED SECURITIES

     The trust will issue the preferred securities pursuant to the terms of the trust agreement. The preferred securities will represent preferred undivided beneficial interests in the assets of the trust. Holders of the preferred securities will be entitled to a preference over the common securities in certain circumstances with respect to distributions and amounts payable on redemption of the trust securities or liquidation of the trust. See "-- Subordination of Common Securities." The trust agreement will be qualified under the Trust Indenture Act of 1939. The following description is a summary of material provisions of the preferred securities, the common securities and the trust agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. This summary description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the trust agreement. You should read the form of trust agreement for provisions that may be important to you. You should also consider applicable provisions of the Trust Indenture Act of 1939.

General

     The trust agreement authorizes the trust to issue the preferred securities and the common securities. We will own all of the common securities. The preferred securities will rank equally, and payments on the preferred securities will be made pro rata, with the common securities. However, upon the occurrence of a debenture event of default, the rights of the holders of the common securities to receive distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of preferred securities.

     The trust will invest the proceeds obtained from any issuance of preferred securities, together with the consideration we paid for the common securities, in trust debentures issued by us. The preferred securities and the common securities shall comprise the "trust securities." See "Description of Trust Debentures." Legal title to the trust debentures will be held by the property trustee in trust for the benefit of the holders of the trust securities.

     In accordance with the trust agreement, the trust may not:

     .    borrow money;

     .    issue debt or any securities other than the trust securities;

     .    execute mortgages; or

     .    pledge any of its assets.

     We will guarantee distributions on the preferred securities on a limited basis to the extent described under the caption "Description of Guarantee." The guarantee will not guarantee payment of distributions or amounts payable on redemption of the preferred securities or liquidation of the trust when the trust does not have funds on hand legally available for such payments. In such event, a remedy of a holder of preferred securities is to direct the property trustee to enforce its rights under the trust debentures. If the property trustee fails to enforce its rights with respect to the trust debentures held by the trust, any record holder of preferred securities may, to the fullest extent permitted by law, institute legal proceedings directly against us to enforce the property trustee's rights under such trust debentures without first instituting any legal proceedings against such property trustee or any other person or entity. In addition, a holder of preferred securities may institute a legal proceeding directly against us for enforcement of payment to such holder of principal of, premium, if any, or interest on the trust debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of such holder on or after the due date specified in the trust debentures.

     Holders of the preferred securities have no preemptive or similar rights.

Distributions

     Distributions on the preferred securities will be payable on the dates and at the rates set forth in a prospectus supplement. The distribution rate and the relevant distribution date for the trust securities will correspond to the payments and payment dates on the trust debentures. The revenue of the trust available for distribution to holders of the preferred securities will be limited to payments under the trust debentures in which the trust will invest the proceeds from the issuance and sale of the trust securities. If we do not make interest payments on the trust debentures, the property trustee will not have funds available to pay distributions on the preferred securities.

     The trust's preferred securities represent beneficial ownership interest in the assets of the trust. Distributions on the preferred securities will be payable to the holders as they appear on the register of the trust on the relevant record dates, which, as long as the preferred securities remain in book-entry form, will be one business day prior to the relevant distribution date. Subject to any applicable laws and regulations and to the provisions of the applicable trust agreement, each distribution payment will be made as described under "--Depositary Procedures." In the event any preferred securities are not in book-entry form, the relevant record date for such preferred securities shall be a date at least 15 days prior to the relevant distribution date, as specified in the applicable prospectus supplement.

     We may, on one or more occasions, defer the payment of interest on the trust debentures for a specified number of consecutive semi-annual periods, unless a debenture event of default has occurred and is continuing. However, no deferral period shall end on a date other than an interest payment date or extend beyond the stated maturity date. Semi-annual distributions on the preferred securities will be deferred by the trust during any such deferral period. Distributions to which holders of the preferred securities are entitled during any such deferral period will accumulate additional distributions at the rate per annum set forth in the applicable prospectus supplement.

     Upon the termination of any deferral period and the payment of all amounts then due on any interest payment date, we may elect to begin a new deferral period, subject to the requirements described above. No interest shall be due and payable during any deferral period, except at the end of the period. We must give the property trustee, the debenture trustee and the administrative trustees notice of our election to defer the payment of interest on the trust debentures at least five business days prior to the earlier of:

     . the date the distributions on the preferred securities would have been payable except for the election to begin such deferral period; or

     . the date the administrative trustees are required to give notice to any securities exchange or to holders of preferred securities of the record date or the date such distributions are payable, but in any event not less than five business days prior to such record date.

     There is no limitation on the number of times that we may elect to begin any deferral period. Accordingly, there could be multiple deferral periods of varying lengths throughout the term of the preferred securities. See "Description of Trust Debentures--Option to Extend Interest Payment Date."

     During any deferral period, we may not, and will not permit any of our subsidiaries to:

     . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (subject to certain exceptions);

     . make any payment of principal of or premium, if any, or interest on or repay, repurchase or redeem any of our debt securities, including other debentures that rank pari passu with or junior in right of payment to the trust debentures; or

     . make any guarantee payments (other than payments under the guarantee) with respect to any guarantee by us of the debt securities of any of our subsidiaries, including other guarantees, if such guarantee ranks pari passu with or junior in right of payment to the trust debentures.

Payment of Additional Sums

     If the trust is required to pay any taxes, duties, or other governmental charges imposed by the United States or any other taxing authority, we will be required to pay such additional sums necessary in order that the amount of distributions then due and payable by the trust on the outstanding preferred securities and common securities of the trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the trust has become subject.

Redemption

     Upon the repayment on the stated maturity date or prepayment prior to the stated maturity date of the trust debentures (other than following the distribution of the trust debentures to the holders of the trust securities), the proceeds from such repayment or prepayment shall be applied by the property trustee to redeem a Like Amount (as defined below) of the trust securities, upon not less than 30 nor more than 60 days' notice of a date of redemption to the holders of the trust securities, at the applicable redemption price, which shall be equal to:

     . in the case of the payment of the trust debentures on the stated maturity date, the maturity redemption price equal to the principal amount of, plus accrued and unpaid interest on, the trust debentures;

     . in the case of the optional prepayment of the trust debentures, upon the occurrence and continuation of a Special Event, the Special Event Redemption Price equal to the Special Event Prepayment Price in respect of the trust debentures; and

     . in the case of the optional prepayment of the trust debentures, the optional redemption price equal to the optional prepayment price in respect of the trust debentures.

See "Description of Trust Debentures--Optional Prepayment" and "--Special Event Prepayment." If fewer than all of the trust debentures are to be prepaid on a redemption date, then the proceeds of such prepayment shall be allocated pro rata among the trust securities.

     "Like Amount" means:

     . with respect to a redemption of the trust securities, trust securities having a liquidation amount equal to the principal amount of trust debentures to be paid in accordance with their terms; and

     . with respect to a distribution of trust debentures upon the dissolution and liquidation of the trust, trust debentures having a principal amount equal to the liquidation amount of the trust securities of the holder to whom such trust debentures are being distributed.

     We will have the option to prepay the trust debentures:

     . in whole at any time or in part from time to time at the optional prepayment price; and

     . in whole but not in part, at any time within 90 days of the occurrence of a Special Event, at the Special Event Prepayment Price.

     See "Description of Trust Debentures--Optional Prepayment" and "--Special Event Prepayment."

Redemption Procedures

     If applicable, trust securities shall be redeemed at the applicable redemption price with the proceeds from the contemporaneous repayment or prepayment of the trust debentures. Any redemption of trust securities will be made and the applicable redemption price will be payable on the redemption date only to the extent that the trust has funds legally available for the payment of the applicable redemption price. See also "--Subordination of Common Securities."

     If the trust gives a notice of redemption in respect of the preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are legally available, with respect to the preferred securities held by DTC or its nominees, the property trustee will deposit with DTC funds sufficient to pay the applicable redemption price. See "Global Trust Preferred Securities." With respect to the preferred securities held in certificated form, the property trustee, to the extent funds are legally available, will deposit with the paying agent for the preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders of the preferred securities upon surrender of their certificates evidencing the preferred securities. See "--Payment and Paying Agency." Notwithstanding the foregoing, distributions payable on or prior to the redemption date shall be payable to the holders of such preferred securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds are deposited as required, then upon the date of such deposit, all rights of the holders of the preferred securities called for redemption will cease, except the right of the holders of the preferred securities to receive the applicable redemption price, and the preferred securities will cease to be outstanding.

     In the event that any redemption date of preferred securities is not a business day, then the redemption price will be paid on the next succeeding day that is a business day. If the next succeeding business day falls in the next calendar year, then the required payment will be made on the immediately preceding business day. In the event that payment of the redemption price is improperly withheld or refused and not paid either by the trust or by us pursuant to the guarantee:

     . distributions on preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the trust to the date the redemption price is actually paid; and

     . the actual payment date will be the redemption date for purposes of calculating the applicable redemption price.

     We, or our subsidiaries, may, subject to applicable law, at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

     The trust may not redeem fewer than all of the outstanding preferred securities unless all accumulated and unpaid distributions have been paid on all preferred securities for all semi-annual distribution periods terminating on or prior to the redemption date. If less than all of the preferred securities and common securities issued by the trust are to be redeemed on a redemption date, then the aggregate amount of such preferred securities and common securities to be redeemed shall be allocated pro rata among the preferred securities and the common securities based on the relative liquidation amounts of the two classes. The particular preferred securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the redemption date by the property trustee from the outstanding preferred securities not previously called for redemption, by such method as the property trustee shall deem fair and appropriate. The property trustee shall promptly notify the trust registrar in writing of the preferred securities selected for redemption and, in the case of any preferred security selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of preferred securities shall relate, in the case of any preferred security redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of preferred securities which has been or is to be redeemed.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days prior to the redemption date to each holder of trust securities at its registered address. Unless we default in payment of the applicable redemption price on, or in the repayment of, the trust debentures, on and after the redemption date distributions will cease to accrue on the trust securities called for redemption.

Liquidation of the Trust and Distribution of Trust Debentures

     We will have the right at any time to dissolve the trust and, after satisfaction of liabilities to creditors of the trust, cause the trust debentures to be distributed to the holders of the trust securities in liquidation of the trust. This dissolution right is subject to the administrative trustees having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of preferred securities.

     The trust shall automatically dissolve upon the first to occur of:

     .    certain events of our bankruptcy, dissolution or liquidation;

     . the distribution of a Like Amount of the trust debentures to the holders of the trust securities, if we have given written directions to the property trustee to dissolve the trust;

     .    expiration of the term of the trust;

     . redemption of all of the trust securities as described under "-- Redemption;" and

     . the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

     If a dissolution occurs as described in bullet points one through three above, the trust shall be liquidated by the administrative trustees as expeditiously as possible. After satisfaction of liabilities to the trust's creditors, the administrative trustees will distribute to the holders of the trust securities a Like Amount of the trust debentures, unless that distribution is determined by the property trustee not to be practicable. In such case, the holders will be entitled to receive pro rata out of the assets of the trust legally available for distribution to holders an amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because the trust has insufficient assets on hand legally available to pay in full the aggregate liquidation distribution, then the amount payable directly by the trust on the trust securities shall be paid on a pro rata basis, except that if a debenture event of default has occurred and is continuing, the preferred securities shall have a priority over the common securities. See "-- Subordination of Common Securities."

     If we elect not to prepay the trust debentures prior to maturity in accordance with their terms and either elect not to or are unable to dissolve and liquidate the trust and distribute the trust debentures to holders of the trust securities, the trust securities will remain outstanding until the repayment of the trust debentures on the stated maturity date.

     After the liquidation date is fixed for any distribution of trust debentures to holders of the trust securities,

     .    the trust securities will no longer be deemed to be outstanding;

     . DTC or its nominee will receive, in respect of each registered global certificate, if any, representing trust securities and held by it, a registered global certificate or certificates representing the trust debentures to be delivered upon such distribution; and

     . any certificates representing trust securities not held by DTC or its nominee will be deemed to represent trust debentures having a principal amount equal to the liquidation amount of those trust securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on such trust securities until such certificates are presented to the administrative trustees or their agent for cancellation. At such time, we will issue to that holder, and the debenture trustee will authenticate, a certificate representing those trust debentures.

Subordination of Common Securities

     Payment of distributions on, and the redemption price of, the trust securities will be made pro rata based on the liquidation amount of the trust securities. However, if on any distribution date or redemption date a debenture event of default has occurred and is continuing, no payment of any distribution on, or applicable redemption price of, any of the common securities, and no other payment on account of the redemption, liquidation or other acquisition of the common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the applicable redemption price the full amount of such redemption price, shall have been made or provided for. All funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the preferred securities then due and payable.

     In the case of any event of default under the trust agreement, we, as holder of the common securities, will be deemed to have waived any right to act with respect to such event of default until the effect of the event of default has been cured, waived or otherwise eliminated. Until any such event of default has been cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the preferred securities and not on our behalf as holder of the common securities, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

Events of Default; Notice

     The occurrence of a debenture event of default constitutes an event of default under the trust agreement. See "Description of Trust Debentures-- Debenture Events of Default."

     Within five business days after the occurrence of any trust agreement event of default actually known to the property trustee, the property trustee shall transmit notice of the event of default to the holders of the preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. We and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

     Upon the occurrence of a trust agreement event of default, the debenture trustee or the property trustee as the holder of the trust debentures will have the right under the debenture indenture to declare the principal of and interest on the trust debentures to be immediately due and payable.

     If a trust agreement event of default occurs and is continuing, then the holders of a majority in aggregate liquidation amount of preferred securities have the right to direct the exercise of any trust or power conferred upon the property trustee under the trust agreement, including the right to direct the property trustee under the trust agreement to exercise the remedies available to it as holder of the trust debentures. If the property trustee fails to enforce its rights with respect to the trust debentures held by the trust, any record holder of preferred securities may, to the fullest extent permitted by law, institute legal proceedings directly against us to enforce the property trustee's rights under the trust debentures without first instituting any legal proceedings against the property trustee or any other person or entity. In addition, if a trust agreement event of default has occurred and is continuing and the event of default is attributable to our failure to pay interest, principal or other required payments on the trust debentures issued to the trust on the date the interest, principal or other payment is otherwise payable, then a record holder of preferred securities may, on or after the respective due dates specified in the trust debentures, institute a proceeding directly against us for enforcement of payment on trust debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities held by that holder. In connection with such an action, we will be subrogated to the rights of such record holder of preferred securities to the extent of any payment made by us to such record holder of preferred securities.

     If a debenture event of default has occurred and is continuing, the preferred securities shall have a preference over the common securities as described under "--Liquidation of the Trust and Distribution of Trust Debentures" and "--Subordination of Common Securities."

Removal of Issuer Trustees

     Unless a debenture event of default shall have occurred and be continuing, any issuer trustee may be removed at any time by the holder of the common securities. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in the holder of the common securities. No resignation or removal of an issuer trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

     The trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other person, except as described below or as otherwise described under "-- Liquidation of the Trust and Distribution of Trust Debentures." The trust may, at our request with the consent of the administrative trustees and without the consent of the holders of the preferred securities, the Delaware trustee or the property trustee, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided that:

     .    the successor entity either:

          . expressly assumes all of the obligations of the trust with respect to the trust securities and the trust agreement; or

          . substitutes for the trust securities other securities having substantially the same terms as the trust securities (the "successor securities") so long as the successor securities rank the same as the trust securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

     . we expressly appoint a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the trust debentures;

     . the successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the trust securities are then listed or quoted, if any;

     . if the preferred securities (including any successor securities) are rated by any nationally recognized statistical rating organization prior to such transaction, such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities (including any successor securities) or, if the trust debentures are so rated, the trust debentures, to be downgraded by any such nationally recognized statistical rating organization;

     . the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any successor securities) in any material respect;

     . the successor entity has a purpose substantially identical to that of the trust;

     . prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel to the trust experienced in such matters to the effect that:

          . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any successor securities) in any material respect; and

          . following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease,

               . neither the trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

               . the trust or the successor entity will continue to be classified as a grantor trust for United States federal income tax purposes;

     . we or any permitted successor or assignee owns all of the common securities of the successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee; and

     . there shall have been furnished to the property trustee an officer's certificate and an opinion of counsel, each to the effect that all conditions precedent in the trust agreement to such transaction have been satisfied.

     Notwithstanding the foregoing, the trust may not, except with the consent of holders of 100% in liquidation amount of the trust securities, enter into any transactions of this kind if the transaction would cause the trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes or would cause the holders of the trust securities not to be treated as owning an undivided interest in the trust debentures.

Voting Rights; Amendment of the Trust Agreement

     Except as provided below and under "--Mergers, Consolidations, Amalgamations or Replacements of the Trust" and "Description of Guarantee-- Amendments and Assignment" and as otherwise required by law and the trust agreement, the holders of the preferred securities will have no voting rights.

     The trust agreement may be amended from time to time by us and the administrative trustees, without the consent of the holders of the trust securities:

     . to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which shall not be inconsistent with the other provisions of the trust agreement; or

     . to modify, eliminate or add to any provisions of the trust agreement to such extent as shall be necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act of 1940;

provided, however, that in each such case the interests of the holders of the trust securities shall not be adversely affected in any material respect. Any amendments of the trust agreement pursuant to the foregoing shall become effective once notice is given to the holders of the trust securities.

     The trust agreement may be amended by us and the issuer trustees:

     . with the consent of holders representing a majority (based upon liquidation amount) of the outstanding trust securities; and

     . upon receipt by the issuer trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the issuer trustees in accordance with such amendment will not affect the trust's status as a grantor trust for United States federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act of 1940;

provided that, without the consent of each holder of trust securities, the trust agreement may not be amended to:

     . change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

     . restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date.

     So long as any trust debentures are held by the trust, the issuer trustees shall not:

     . direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or executing any trust or power conferred on the debenture trustee with respect to the trust debentures;

     .    waive any past defaults under the debenture indenture;

     . exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the trust debentures; or

     . consent to any amendment, modification or termination of the debenture indenture or the trust debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding preferred securities.

However, where a consent under the debenture indenture would require the consent of each holder of trust debentures affected thereby, no such consent shall be given by the property trustee without the prior consent of each holder of the preferred securities. The issuer trustees shall not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except pursuant to a subsequent vote of such holders. The property trustee shall notify each holder of preferred securities of any notice of default which it receives with respect to the trust debentures. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the issuer trustees shall obtain an opinion of counsel experienced in such matters to the effect that the trust will not fail to be classified as a grantor trust for United States federal income tax purposes on account of such action.

     Any required approval of holders of preferred securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent (without prior notice). The property trustee will cause a notice of any meeting at which holders of preferred securities are entitled to vote to be given to each holder of record of preferred securities in the manner set forth in the trust agreement.

     No vote or consent of the holders of preferred securities will be required for the trust to redeem and cancel the preferred securities in accordance with the trust agreement.

     Notwithstanding that holders of the preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, the issuer trustees or any affiliate of us or any issuer trustee shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Payment and Paying Agency

     Payments in respect of preferred securities held in global form shall be made to the depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates, or in respect of preferred securities that are not held by the depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent shall initially be the property trustee or an affiliate of the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent shall be permitted to resign as paying agent upon 30 days' written notice to the property trustee, the administrative trustees and us. In the event that the property trustee or an affiliate of the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor (which shall be a bank or trust company acceptable to the administrative trustees and us) to act as paying agent.

Global Trust Preferred Securities

     If specified in the prospectus supplement, trust preferred securities may be represented by one or more global certificates deposited with, or on behalf of, The Depository Trust Corporation, or other depositary identified in such prospectus supplement, or a nominee thereof, in each case for credit to an account of a participant in The Depository Trust Corporation, or other depositary. The identity of the depositary and the specific terms of the depositary arrangements with respect to the trust preferred securities to be represented by one or more global certificates will be described in the prospectus supplement. However, unless otherwise specified in the prospectus supplement, The Depository Trust Corporation will be the depositary and the depositary arrangements described with respect to the debt securities will apply to such trust preferred securities as well.

Exchange of Book-Entry Preferred Securities for Certificated Preferred
Securities

     A global preferred security is exchangeable for preferred securities in certificated form if:

     . the depositary notifies the trust that it is unwilling or unable to continue as depositary for the global preferred security or has ceased to be a clearing agency registered under the Exchange Act, and the trust fails to appoint a successor depositary within 90 days;

     . we, on behalf of the trust, in our sole discretion elect to cause the issuance of the preferred securities in certificated form; or

     . there shall have occurred and be continuing an event of default under the trust agreement.

     In addition, beneficial interests in a global preferred security may be exchanged for certificated preferred securities upon request but only upon at least 20 days' prior written notice given to the property trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated preferred securities delivered in exchange for any global preferred security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Registrar and Transfer Agent

     Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the preferred securities.

     Registration of transfers of the preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust will not be required to register or cause to be registered the transfer of the preferred securities after they have been called for redemption.

Information Concerning the Property Trustee

     The property trustee undertakes to perform only those duties specifically set forth in the trust agreement. During the existence of a trust agreement event of default, the property trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no trust agreement event of default has occurred and is continuing and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of the preferred securities or the common securities are entitled under the trust agreement to vote, then the property trustee shall take such action as is directed by us. If the property trustee is not so directed, it will take the action that it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

     We, and certain of our affiliates, maintain a banking relationship with the property trustee. The property trustee, or affiliates thereof, serves as trustee under other indentures pursuant to which our securities, or an affiliate, are outstanding.

Miscellaneous

     The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940 or classified as an association taxable as a corporation for United States federal income tax purposes and so that the trust debentures will be treated as our indebtedness for United States federal income tax purposes. In this regard, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the trust or the trust agreement, that we and the administrative trustees determine in our discretion to be necessary or desirable for these purposes, as long as such action does not materially adversely affect the interests of the holders of the trust securities.

     The trust agreement and the preferred securities will be governed by and construed in accordance with the internal laws of the State of Delaware.

                        DESCRIPTION OF TRUST DEBENTURES

     The trust debentures will be issued under a debenture indenture , as supplemented or amended from time to time. The debenture indenture will be qualified under the Trust Indenture Act of 1939. This summary of certain terms and provisions of the trust debentures and the debenture indenture does not purport to be complete and is subject to and is qualified in its entirety by reference to the debenture indenture and those terms made a part of the debenture indenture by the Trust Indenture Act of 1939.

General

     The trust will invest the proceeds obtained from any issuance of preferred securities, together with the consideration paid by us for the common securities, in trust debentures issued us. The trust debentures will bear interest from the same date and at the same rate as the preferred securities. It is anticipated that, until the liquidation, if any, of the trust, each trust debenture will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

     The trust debentures will be issued in denominations of $1,000 and integral multiples thereof. The trust debentures will mature on the date provided.

     The trust debentures will rank equally with all other debentures and will be unsecured and subordinate and junior in right of payment to all senior indebtedness to the extent and in the manner set forth in the debenture indenture. See "--Subordination."

Subordination

     In the debenture indenture, we covenant and agree that any trust debentures issued under the debenture indenture will be subordinate and junior in right of payment to all senior indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, or in connection with our insolvency, receivership or bankruptcy proceeding, all senior indebtedness must be paid in full before the holders of trust debentures will be entitled to receive or retain any payment.

     In the event of the acceleration of the maturity of trust debentures, the holders of all senior indebtedness outstanding at the time of the acceleration will first be entitled to receive payment in full of the senior indebtedness before the holders of trust debentures will be entitled to receive or retain any payment in respect of the trust debentures.

     No payments on account of principal, or premium, or interest, if any, in respect of the trust debentures may be made if a default in any payment with respect to senior indebtedness has occurred and is continuing, or an event of default with respect to any senior indebtedness resulting in the acceleration of the maturity the senior indebtedness or if any judicial proceeding shall be pending with respect to the default.

     "Indebtedness" means:

     .    all of our obligations for money borrowed;

     . our obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

     . our reimbursement obligations with respect to letters of credit, banker's acceptances or similar facilities issued for our account;

     . our obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

     .    our capital lease obligations;

     . our indebtedness whether incurred on or prior to the date of the debenture indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

     . our obligations of the type referred to in the preceding bullet points of another person and all dividends of another person the payment of which, in either case, we have guaranteed or are responsible or liable, directly or indirectly, as obligor or otherwise.

     "Indebtedness Ranking on a Parity with the Trust Debentures" means:

     . indebtedness, whether outstanding on the date of execution of the debenture indenture or thereafter created, assumed or incurred, to the extent the indebtedness specifically by its terms ranks equally with and not prior to the trust debentures in right of payment upon the happening of our dissolution or winding-up or liquidation or reorganization; and

     . all other debt securities, and guarantees in respect of those debt securities (including other debentures and other guarantees), issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with us that is our financing vehicle in connection with the issuance by such financing vehicle of equity securities that are similar to the preferred securities or other securities guaranteed by us.

The securing of any indebtedness, otherwise constituting Indebtedness Ranking on a Parity with the Trust Debentures, will not be deemed to prevent that indebtedness from constituting Indebtedness Ranking on a Parity with the Trust Debentures.

     "Indebtedness Ranking Junior to the Trust Debentures" means any indebtedness, whether outstanding on the date of execution of the debenture indenture or thereafter created, assumed or incurred, to the extent the indebtedness specifically by its terms ranks junior to and not equally with or prior to the trust debentures (and any other Indebtedness Ranking on a Parity with the Trust Debentures) in right of payment upon the happening of the dissolution or winding-up or liquidation or reorganization of the Company. The securing of any indebtedness, otherwise constituting Indebtedness Ranking Junior to the Trust Debentures shall not be deemed to prevent such indebtedness from constituting indebtedness Ranking Junior to the Trust Debentures.

     "Senior indebtedness" means all indebtedness, whether outstanding on the date of execution of the debenture indenture or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Trust Debentures or Indebtedness Ranking Junior to the Trust Debentures, and any deferrals, renewals or extensions of the senior indebtedness.

     We are a holding company and all of our operating assets are owned by our subsidiaries. We rely primarily on dividends from our subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. We are a legal entity separate and distinct from our subsidiaries. Holders of trust debentures should look only to us for payments on the trust debentures.

     Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon that subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the preferred securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Accordingly, the trust debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries and all liabilities of any or our future subsidiaries. The debenture indenture does not limit the incurrence or issuance of other of our secured or unsecured debt or of any subsidiary, including senior indebtedness.

Option to Extend Interest Payment Date

     So long as no debenture event of default has occurred and is continuing, we will have the right under the debenture indenture to defer the payment of interest for a specified number of consecutive semi-annual periods. However, no deferral period shall end on a date other than an interest payment date or extend beyond the stated maturity date. At the end of such deferral period, we must pay all interest then accrued and unpaid.

     During any such deferral period, we may not, and will not permit any subsidiary to:

     . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock, (b) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, (d) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of our capital stock or the security being converted or exchanged, and (e) purchases of common stock related to the issuance of common stock or rights under any of our benefit plans for its directors, officers or employees or any of our dividend reinvestment plans);

     . make any payment of principal of, or premium, if any, or interest on or repay, repurchase or redeem any of our debt securities (including other debentures) that rank pari passu with or junior in right of payment to the trust debentures; or

     . make any guarantee payments (other than payments under the guarantee) with respect to any guarantee by us of the debt securities of any of our subsidiaries (including other guarantees) if that guarantee ranks pari passu with or junior in right of payment to the trust debentures.

     Prior to the termination of any deferral period, we may further extend the deferral period, so long as such extension does not cause such deferral period to exceed 10 consecutive semi-annual periods, end on a date other than an interest payment date or extend beyond the stated maturity date. Upon the termination of any deferral period and the payment of all amounts then due on any interest payment date, we may elect to begin a new deferral period, subject to the above requirements. No interest shall be due and payable during a deferral period, except at the end of the deferral period. We must give the property trustee, the administrative trustees and the debenture trustee notice of our election to defer payment of interest on the trust debentures at least five business days prior to the earlier of:

     . the date the distributions on the trust securities would have been payable except for the election to begin or extend such deferral period; or

     . the date the administrative trustees are required to give notice to any securities exchange or to holders of capital securities of the record date or the date such distributions are payable, but in any event not less than five business days prior to such record date. The property trustee shall give notice of our election to begin or extend a new deferral period to the holders of the preferred securities. There is no limitation on the number of times that we may elect to begin a deferral period. Accordingly, there could be multiple deferral periods of varying lengths throughout the term of the trust debentures.

Optional Prepayment

     The trust debentures may be prepayable, in whole at any time or in part from time to time, at our option at a prepayment price to the extent and as set forth in a prospectus supplement.

Special Event Prepayment

     If a Special Event occurs and is continuing, we may, at our option, prepay the trust debentures in whole (but not in part) at any time within 90 days of the occurrence of such Special Event, at a prepayment price equal to 100% of the principal amount of the trust debentures to be redeemed plus accrued and unpaid interest thereon (including Additional Sums, if any) to the date of redemption.

     A "Special Event" means a Tax Event or an Investment Company Event.

     "Investment Company Event" means the receipt by the trust and us of an opinion of counsel from counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the preferred securities, there is more than an insubstantial risk that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the original issuance of the preferred securities.

     A "Tax Event" means the receipt by us and the trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any amendment or change in any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the issue date, there is more than an insubstantial risk that (i) the trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the trust debentures, (ii) interest payable by us on the trust debentures is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for United States federal income tax purposes, or (iii) the trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     Notice of any prepayment will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust debentures to be prepaid at its registered address. Unless we default in payment of the prepayment price, on and after the prepayment date interest ceases to accrue on such trust debentures called for prepayment.

Additional Sums

     If the trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, we will pay as additional amounts on the trust debentures such additional amounts as may be necessary in order that the amount of distributions then due and payable by the trust on the outstanding trust securities shall not be reduced as a result of any such additional taxes, duties and other governmental charges.

Certain Covenants of the Company

     We covenant in the debenture indenture that if and so long as the trust is the holder of all trust debentures, we, as borrower, will pay to the trust all fees and expenses related to the trust and the offering of the trust securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the trust (including any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any domestic taxing authority upon the trust but excluding obligations under the trust securities).

     We also covenant that we will not, and will not permit any of our subsidiaries to:

     . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (subject to certain exceptions);

     . make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any of our debt securities (including other debentures) that rank pari passu with or junior in right of payment to the trust debentures; or

     . make any guarantee payments (other than payments under the guarantee) with respect to any guarantee by us of the debt securities of any of our subsidiaries (including under other guarantees) if such guarantee ranks pari passu or junior in right of payment to the trust debentures, if at such time (1) there shall have occurred any event of which we have actual knowledge that (a) with the giving of notice or the lapse of time, or both, would be a debenture event of default and
          (b) in respect of which we shall not have taken reasonable steps to cure, (2) a debenture event of default shall have occurred and be continuing, (3) if such trust debentures are held by the property trustee, we shall be in default with respect to its payment of any obligations under the guarantee or (4) we shall have given notice of its election of a deferral period as provided in the indenture, or such deferral period, or any extension thereof, shall have commenced and be continuing.

     So long as the trust securities remain outstanding, we also covenant:

     . to maintain 100% direct or indirect ownership of the common securities; provided, however, that any successor of us permitted under the debenture indenture may succeed to our ownership of such common securities;

     .    to use our reasonable efforts to cause the trust:

          . to remain a business trust, except in connection with the distribution of trust debentures to the holders of trust securities in liquidation of the trust, the redemption of all of the trust securities, or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement;

          . to otherwise continue to be treated as a grantor trust for United States federal income tax purposes; and

     . to use our reasonable efforts to cause each holder of trust securities to be treated as owning an undivided beneficial interest in the trust debentures.

Modification of Indenture

     From time to time we and the debenture trustee may, without the consent of the holders of trust debentures, amend the debenture indenture for specified purposes, including, among other things, to cure any ambiguity or to correct or supplement any provision contained in the debenture indenture or any supplemental indenture which is defective or inconsistent with any other provision contained therein (provided that any such action does not materially adversely affect the interest of the holders of trust debentures) and qualifying, or maintaining the qualification of, the debenture indenture under the Trust Indenture Act.

     The debenture indenture contains provisions permitting us and the debenture trustee, with the consent of the holders of a majority in aggregate principal amount of trust debentures, to amend the debenture indenture in a manner affecting the rights of the holders of trust debentures. However, no such modification may, without the consent of the holders of each outstanding trust debenture so affected:

     . change the stated maturity, or reduce the rate of interest or extend the time of payment of interest thereon except pursuant to our right under the debenture indenture to defer the payment of interest as provided therein (see "--Option to Extend Interest Payment Date") or reduce amount of premium on the trust debentures or reduce the amount payable on redemption thereof or make the principal of, or interest or premium on, the trust debentures payable in any coin or currency other than that provided in the trust debentures, or impair or affect the right of any holder of trust debentures to institute suit for the payment thereof;

     . modify the provisions of the debenture indenture with respect to the subordination of the trust debentures in a manner adverse to the holders;

     . reduce the percentage of principal amount of trust debentures, the holders of which are required to consent to any such modification of the debenture indenture, or are required to consent to any waiver provided for in the debenture indenture; or

     . modify certain other provisions of the debenture indenture relating to amendments and waivers of holders.

     Notwithstanding the foregoing, if the trust debentures are held by the trust, an amendment will not be effective until the holders of a majority in liquidation amount of the trust securities have consented to the amendment. Further, if the consent of the holders of each trust security is required, an amendment will not be effective until each holder of the trust securities has consented to such amendment.

Debenture Events of Default

     The debenture indenture provides that any one or more of the following described events with respect to the trust debentures constitute a debenture event of default:

     . failure to pay any interest on the trust debentures or any other debentures when due for 30 days (subject to the deferral of any due date in the case of an Extension Period); or

     . failure to pay any principal or premium, if any, on the trust debentures or any other debentures when due whether at maturity, upon redemption, by declaration of acceleration of maturity or otherwise; or

     . failure to perform, or breach of, any other covenant or warranty of us contained in the indenture for 90 days after written notice to us from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of trust debentures; or

     .    certain events of our bankruptcy, insolvency or reorganization.

     Within five business days after the occurrence of a debenture event of default actually known to the debenture trustee, the debenture trustee must transmit notice of such debenture event of default to the debenture holders, unless such debenture event of default has been cured or waived. The debenture indenture requires the annual filing by us with the debenture trustee of a certificate as to the absence of certain defaults under the indenture.

     The holders of a majority in aggregate outstanding principal amount of the trust debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee or to exercise any trust or power conferred upon the debenture trustee under the debenture indenture. If a debenture event of default has occurred and is continuing, the debenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the trust debentures may declare the principal amount on all trust debentures due and payable immediately upon a debenture event of default and should the debenture trustee or such holders of trust debentures fail to make such declaration, the holders of not less than 25% in aggregate liquidation amount of the preferred securities will have such right. The holders of a majority in aggregate outstanding principal amount of the trust debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the trust debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal of, and premium, if any, due otherwise than by acceleration (with any compounded interest due thereon) has been deposited with the debenture trustee, and should the holders of such trust debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the preferred securities will have such right.

     Prior to the declaration accelerating the maturity of the trust debentures, the holders of a majority in aggregate outstanding principal amount of the trust debentures may, on behalf of the holders of all the trust debentures, waive any past default or debenture event of default and its consequences, except a default in the payment of principal (or premium, if any) on or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest (and premium, if any) and principal due otherwise than by acceleration has been deposited with the debenture trustee) or a default in respect of a covenant or provision which under the debenture indenture cannot be modified or amended without the consent of the holder of each outstanding trust debenture affected, and should the holders of such trust debentures fail to waive such default, the holders of a majority in aggregate liquidation amount of the preferred securities will have such right.

     In case a debenture event of default shall occur and be continuing, the property trustee will have the right to declare the principal of and the interest on such trust debentures and any other amounts payable under the debenture indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such trust debentures.

Enforcement of Certain Rights by Holders of Preferred Securities

     If a debenture event of default has occurred and is continuing and is attributable to our failure to pay the principal of (or premium, if any), or interest on the trust debentures on the date such payment is otherwise required, a holder of preferred securities may institute a direct action. We may not amend the debenture indenture to remove the right to bring a direct action without the prior written consent of the holders of all of the preferred securities. Notwithstanding any payments made to a holder of preferred securities by us in connection with a direct action, we will remain obligated to pay the principal of (or premium, if any) or interest on the trust debentures, and we will be subrogated to the rights of the holder of such preferred securities with respect to payments on the preferred securities to the extent of any payments made by us to such holder in any direct action.

     The holders of the preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the trust debentures unless there shall have been an event of default under the trust agreement. See "Description of Preferred Securities--Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

     The debenture indenture provides that we may not consolidate with or merge into any other person or convey, transfer or lease our properties as an entirety or substantially as an entirety to any person, and no person shall consolidate with or merge into us or convey, transfer or lease its properties as an entirety or substantially as an entirety to us, unless:

     . in case we consolidate with or merge into another person or convey, transfer or lease our properties substantially as an entirety to any person, the successor person is organized and existing under the laws of the United States or any State or the District of Columbia, and such successor person expressly assumes our obligations on the trust debentures and the indenture;

     . immediately after giving effect thereto, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, has occurred and is continuing; and

     . certain other procedural conditions prescribed in the debenture indenture are met.

Satisfaction and Discharge

     The debenture indenture provides that when, among other things, all trust debentures not previously canceled or delivered to the debenture trustee for cancellation (i) have become due and payable or (ii) will become due and payable at maturity or called for redemption within one year, and we deposit or cause to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay on the stated maturity date or upon redemption of all the trust debentures not previously delivered to the debenture trustee for cancellation, the principal (and premium, if any) and interest due or to become due on the stated maturity date, or the redemption date, as the case may be, then the debenture indenture will cease to be of further effect (except as to our obligations to pay all other sums due pursuant to the debenture indenture and to provide the officers' certificates and opinions of counsel described therein), and we will be deemed to have satisfied and discharged the debenture indenture.

Form, Registration and Transfer

     If the trust debentures are distributed to the holders of the trust securities, the trust debentures may be represented by one or more global certificates registered in the name of the DTC or its nominee. Under such circumstances, the depositary arrangements for the trust debentures would be expected to be substantially similar to those in effect for the preferred securities. See "Global Trust Preferred Securities."

Payment and Paying Agents

     Payment of principal of (and premium, if any) and interest on trust debentures will be made at the office of the debenture trustee in Wilmington, Delaware or at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made, except in the case of trust debentures in global form, (i) by check mailed to the address of the holder of trust debentures as such address shall appear in the register for trust debentures or (ii) by transfer to an account maintained by the holder of trust debentures, provided that proper transfer instructions have been received by the relevant record date. Payment of any interest on any trust debenture will be made to the person in whose name the trust debenture is registered at the close of business on the record date, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; however we will at all times be required to maintain a paying agent in each place of payment for the trust debentures.

     Any monies deposited with the debenture trustee or any paying agent for the payment of the principal of (and premium, if any) or interest on any trust debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at our request, be repaid to us and the holder of the trust debenture shall thereafter look only to us for payment thereof.

Governing Law

     The debenture indenture and the trust debentures will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Debenture Trustee

     The debenture trustee will be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939. Subject to such provisions, the debenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of trust debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. See "Description of Preferred Securities-- Information Concerning the Property Trustee."

                           DESCRIPTION OF GUARANTEE

     Set forth below is a summary of information concerning the guarantee, which will be executed and delivered by us for the benefit of the holders from time to time of preferred securities. The guarantee will be qualified under the Trust Indenture Act of 1939. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities. The following summary is not necessarily complete, and we urge you to read the form of the guarantee agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and to the Trust Indenture Act of 1939.

General

     We will irrevocably and unconditionally agree to pay in full on a subordinated basis guarantee payments to the holders of the preferred securities, as and when due, regardless of any defense, right of setoff or counterclaim that the trust may have or assert other than the defense of payment. The following payments with respect to the preferred securities, to the extent not paid by or on behalf of the trust, will be subject to the guarantee:

     . any accumulated and unpaid distributions required to be paid on the preferred securities, to the extent that the trust has funds on hand legally available therefor at such time;

     . the applicable redemption price with respect to the preferred securities called for redemption, to the extent that the trust has funds on hand legally available therefor at such time; and

     . upon a voluntary or involuntary dissolution, winding-up or liquidation of the trust (other than in connection with the distribution of the trust debentures to holders of the preferred securities), the lesser of:

          . the liquidation distribution, to the extent the trust has funds legally available therefor at the time; or

          . the amount of assets of the trust remaining available for distribution to holders of preferred securities after satisfaction of liabilities to creditors of the trust as required by applicable law.

     We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the preferred securities, or by causing the trust to pay the amounts to the holders.

     The guarantee will be a guarantee of the guarantee payments with respect to the preferred securities from the time of issuance of the preferred securities, but will not apply to distributions and other payments on the preferred securities when the trust does not have sufficient funds legally and immediately available to make such distributions or other payments. Therefore, if we do not make interest payments on the trust debentures held by the property trustee, the trust will not make distributions on the preferred securities. The guarantee is a guarantee of payment, not a guarantee of collection.

     The guarantee will rank subordinate and junior in right of payment to all senior indebtedness. See "--Status of the Guarantee." Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Accordingly, our obligations under the guarantee effectively will be subordinated to all existing and future liabilities of our subsidiaries and all liabilities of any future subsidiaries. Claimants should look only to us for payments under the guarantee. See "Description of Trust Debentures--Subordination." The guarantee does not limit the incurrence or issuance of other secured or unsecured debt by us or any of our subsidiaries, including senior indebtedness, whether under the debenture indenture, any other indenture that we may enter into in the future or otherwise.

     We will, through the guarantee, the trust agreement, the trust debentures and the debenture indenture, taken together, fully, irrevocably and unconditionally guarantee all of the trust's obligations under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the preferred securities. See "Relationship Among the Preferred Securities, the Trust Debenture and the Guarantee."

Status of the Guarantee

     The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all of our senior debt in the same manner as the trust debentures. See "Description of Trust Debentures-- Subordination."

     The guarantee will rank equally with all other guarantees we issued after the issue date with respect to preferred securities, if any, issued by other trusts. The guarantee will constitute a guarantee of payment and not of collection. The guarantee will be held for the benefit of the holders of the preferred securities. The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution to the holders of the preferred securities of the trust debentures. The guarantee does not place a limitation on the amount of additional debt or obligations that we may incur. The Company anticipates incurring additional senior indebtedness from time to time.

Events of Default

     An event of default under the guarantee will occur upon our failure to perform any of our payment or other obligations under the guarantee; provided, however, that with respect to a default other than a default in payment of any guarantee payment, we shall have received notice of such default and shall not have cured such default within 90 days after receipt of such notice. The holders of not less than a majority in liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

     Any holder of the preferred securities may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

     As guarantor, we will be required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all of our conditions and covenants under the guarantee.

Amendments and Assignment

     Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities (in which case no vote will be required), the guarantee may be amended only with the prior approval of the holders of a majority of the liquidation amount of such outstanding preferred securities. The manner of obtaining any such approval will be as set forth under "Description of Preferred Securities--Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the preferred securities then outstanding.

Termination of the Guarantee

     The guarantee will terminate and be of no further force and effect upon:

     . full payment of the applicable redemption price of the preferred securities; or

     . upon liquidation of the trust, the full payment of the liquidation distribution or the distribution of the trust debentures to the holders of the preferred securities.

     The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee.

Information Concerning the Guarantee Trustee

     The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, will undertake to perform only such duties as are specifically set forth in the guarantee and, in case a default with respect to the guarantee has occurred, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee will be under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Governing Law

     The guarantee will be governed by and construed in accordance with the laws of the State of New York.

                RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE
                       TRUST DEBENTURE AND THE GUARANTEE

Full and Unconditional Guarantee

     We irrevocably guarantee payments of distributions and other amounts due on the preferred securities (to the extent the trust has funds on hand legally available for the payment of such distributions) as and to the extent set forth under "Description of Guarantee." Taken together, our obligations under the trust debentures, the debenture indenture, the trust agreement and the guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the preferred securities. If and to the extent that we do not make the required payments on the trust debentures, the trust will not have sufficient funds to make the related payments, including distributions, on the preferred securities. The guarantee will not cover any such payment when the trust does not have sufficient funds on hand legally available therefor. In such event, the remedy of a holder of preferred securities is to institute a direct action. Our obligations under the guarantee are subordinate and junior in right of payment to all of our senior indebtedness.

Sufficiency of Payments

     As long as payments of interest and other payments are made when due on the trust debentures, these payments will be sufficient to cover distributions and other payments due on the trust securities, primarily because:

     . the aggregate principal amount or prepayment price of the trust debentures is equal to the sum of the liquidation amount or redemption price, as applicable, of the trust securities;

     . the interest rate and interest and other payment dates on the trust debentures will match the distribution rate and distribution and other payment dates for the trust securities;

     . we will pay for all and any costs, expenses and liabilities of the trust except the trust's obligations to holders of trust securities under such trust securities; and

     . the trust agreement will provide that the trust is not authorized to engage in any activity that is not consistent with the limited purposes thereof.

     Notwithstanding anything to the contrary in the debenture indenture, we have the right to set-off any payment we are otherwise required to make under the guarantee with and to the extent we have made, or are concurrently on the date of that payment making, a payment under the guarantee.

Enforcement Rights of Holders of Preferred Securities

     A holder of any preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person or entity.

Limited Purpose of the Trust

     The preferred securities represent preferred undivided beneficial interests in the assets of the trust, and the trust exists for the sole purpose of:

     .    issuing and selling the trust securities;

     . using the proceeds from the sale of the trust securities to acquire the trust debentures; and

     . engaging in only those other activities necessary, advisable or incidental thereto.

     A principal difference between the rights of a holder of a preferred security and a holder of a trust debenture is that a holder of a trust debenture will be entitled to receive from us the principal amount of, and premium, if any, and interest on trust debentures held, while a holder of preferred securities is entitled to receive distributions from the trust (or, in certain circumstances, from us under the guarantee) if and to the extent the trust has funds on hand legally available for the payment of such distributions.

Rights Upon Dissolution

     Unless the trust debentures are distributed to holders of the trust securities, upon any voluntary or involuntary dissolution and liquidation of the trust, after satisfaction of liabilities to creditors of the trust as required by applicable law, the holders of the trust securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of Preferred Securities--Liquidation of the Trust and Distribution of Trust Debentures." Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the trust debentures, would be a subordinated creditor of ours, subordinated in right of payment to all senior debt as set forth in the debenture indenture, but entitled to receive payment in full of principal, and premium, if any, and interest, before any of our shareholders receive payments or distributions. Since we will be the guarantor under the guarantee and will agree to pay for all costs, expenses and liabilities of the trust (other than the trust's obligations to the holders of its trust securities), the positions of a holder of preferred securities and a holder of trust debentures relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

                         DESCRIPTION OF CAPITAL STOCK

Common Stock

     Under our articles of incorporation we may issue up to 120,000,000 shares of common stock. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

     Under our articles of incorporation we may issue up to 20,00,000 shares of preferred stock. No shares of preferred stock or options to purchase preferred stock are currently outstanding. Our Board of Directors has the authority, without further action by the shareholders, to issue up to the maximum authorized number of shares of preferred stock in one or more series. Our Board of Directors also has the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The rights, preferences, privileges and restrictions of each series will be fixed by the certificate of designation relating to that series. Any or all of the rights of the preferred stock may be greater than the rights of the common stock.

     The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the shareholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock.

     Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

     .    the number of shares in the series of preferred stock;

     . the designation for the series of preferred stock by number, letter or title that shall distinguish the series from any other series of preferred stock;

     . the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

     .    the voting rights of that series of preferred stock, if any;

     . any conversion provisions applicable to that series of preferred stock;

     . any redemption or sinking fund provisions applicable to that series of preferred stock;

     . the liquidation preference per share of that series of preferred stock, if any; and

     . the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

Certain Effects of Authorized but Unissued Stock

     We have shares of common stock and preferred stock available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, facilitate corporate acquisitions or payable as a dividend on the capital stock.

     The existence of unissued and unreserved common stock and preferred stock may enable our Board of Directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Certain Anti-takeover Provisions

     Certain provisions in our articles of incorporation and bylaws and our shareholders' rights plan may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts.

     No Written Consent by Shareholders. Our articles of incorporation provide that any action required or permitted to be taken by our shareholders must be taken at a duly called annual or special meeting of our shareholders. Special meetings of our shareholders may be called only by our board of directors.

     Business Combinations under Texas Law. We are subject to Part Thirteen of the Texas Business Corporation Act ("Part Thirteen"), which became effective on September 1, 1997. Subject to certain exceptions, Part Thirteen prohibits a Texas corporation which is an issuing public corporation from engaging in any business combination with any affiliated shareholder for a period of three years following the date that such shareholder became an affiliated shareholder, unless:

     . prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an affiliated shareholder; or

     . the business combination is approved by at least two-thirds of the outstanding voting shares that are not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder at a meeting of shareholders called not less than six months after the affiliated shareholder's share acquisition date.

     In general, Part Thirteen defines an affiliated shareholder as an entity or person beneficially owning 20% or more of the outstanding voting stock of the issuing public corporation and any entity or person affiliated with or controlling or controlled by such entity or person. Part Thirteen defines a business combination to include, among other similar types of transactions, any merger, share exchange, or conversion of an issuing public corporation involving an affiliated shareholder.

     Shareholders' Rights Plan. We have adopted a shareholder rights plan. The plan was implemented by declaring a dividend, distributable to shareholders of record on a distribution date, of one share of our Junior Participating Preferred Stock for each outstanding share of common stock. The plan provides that each share of common stock outstanding will have attached to it the right to purchase one one-thousandth of a share of preferred stock. The purchase price per one one-thousandth of a preferred share under the plan is $120, subject to adjustment. The rights will be exercisable only if a person or group
(i) acquires 15% or more of the common stock or (ii) announces a tender offer that would result in that person or group acquiring 15% or more of the common stock. Once exercisable, and in some circumstances if certain additional conditions are met, the plan allows shareholders (other than the acquiror) to purchase common stock or securities of the acquiror having a then-current market value of two times the exercise price of the right. The rights are redeemable for $0.01 per right (subject to adjustment) at the option of the Board of Directors. The rights will expire on August 27, 2007 unless we redeem the rights prior to that date.

     The rights agreement contains rights that have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by the Board of Directors. The rights should not interfere with any merger or other business combination approved by the Board of Directors since we may redeem the rights at $0.01 per right prior to the earlier of the time prior to such time as any person has become an acquiring person (as defined in the rights agreement), or August 27, 2007.

Transfer Agent And Registrar

     Our common stock is listed on the New York Stock Exchange under the symbol "ACF." Our transfer agent and registrar of the common stock, as well as the rights agent under our rights plan, is ChaseMellon Shareholder Services, L.L.C.

                     DESCRIPTION OF THE DEPOSITARY SHARES

     The following description of the depositary shares we may offer, together with the additional information included in any prospectus supplements, describes the material terms and provisions of this type of security but is not complete. For a more complete description of the terms of the depositary shares, please refer to the Deposit Agreement relating to the depositary shares and the depositary receipt relating to the preferred stock that is attached to the Deposit Agreement. We have filed those documents with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part.

     We will describe in a prospectus supplement the specific terms of any depositary shares we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such depositary shares may differ from the terms described below.

General

     If we elect to offer fractional interests in shares of preferred stock, we will provide for the issuance of receipts for depositary shares to any holder of such fractional interests. Each depositary share will represent fractional interests of preferred stock. We will deposit the shares of preferred stock underlying the depositary shares under a Deposit Agreement between us and a bank or trust company selected by us. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50 million. The depositary receipts will evidence the depositary shares issued under the Deposit Agreement.

     The Deposit Agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each owner of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in a prospectus supplement.

Dividends and Other Distributions

     The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date (provided, however, that if we or the depositary is required by law to withhold an amount on account of taxes, then the amount distributed to the holders of depositary shares shall be reduced accordingly). The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of depositary shares.

     If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The Deposit Agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Conversion, Exchange and Redemption

     If any series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

     Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares which are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot on a pro rata basis or by any other equitable method as the depositary may decide.

     After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion.

Voting

     When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder's depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendments

     We and the depositary may agree at any time to amend the Deposit Agreement and the depositary receipt evidencing the depositary shares. Any amendment that
(a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the Deposit Agreement or that
(b) otherwise materially adversely affects any substantial existing rights of holders of depositary shares, will not take effect until such amendment is approved by the holders of at least a majority of the depositary shares then outstanding. Any holder of depositary shares that continues to hold its shares after such amendment has become effective will be deemed to have agreed to the amendment.

Termination

     We may direct the depositary to terminate the Deposit Agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. The depositary may terminate the Deposit Agreement if 90 days have elapsed after the depositary delivered written notice of its election to resign and a successor depositary is not appointed. In addition, the Deposit Agreement will automatically terminate if:

     .    the depositary has redeemed all related outstanding depositary shares;

     . all outstanding shares of preferred stock have been converted into or exchanged for common stock; or

     . we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Payment of Fees and Expenses

     We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the Deposit Agreement for their accounts.

Resignation and Removal of Depositary

     At any time, the depositary may resign by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 90 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports and Obligations

     The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our articles of incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The Deposit Agreement limits our obligations to performance in good faith of the duties stated in the Deposit Agreement. The depositary assumes no obligation and will not be subject to liability under the Deposit Agreement except to perform such obligations as are set forth in the Deposit Agreement without negligence or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting us to do so furnish us with a satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel or accountants, on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.


                          DESCRIPTION OF THE WARRANTS

     We may issue warrants, including warrants to purchase common stock, preferred stock, debt securities, or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants will be issued under warrant agreements to be entered into between us and a warrant agent as detailed in the prospectus supplement relating to warrants being offered.

     The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

     .    the title of the warrants;
     .    the aggregate number of the warrants;
     .    the price or prices at which the warrants will be issued;
     . the currencies in which the price or prices of the warrants may be payable;
     . the designation, amount, and terms of the offered securities purchasable upon exercise of the warrants;
     . the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;
     . if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;
     . the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

     . the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;
     . the minimum or maximum amount of the warrants which may be exercised at any one time;
     .    information with respect to book-entry procedures, if any;
     .    a discussion of any federal income tax considerations; and
     . any other material terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

                             PLAN OF DISTRIBUTION

     We may sell the securities being offered pursuant to this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to us, any underwriting discounts and other items constituting underwriters' compensation, and initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

     If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

     If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

     The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

     Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof.

     Underwriters, dealers and agents, may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

     If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal, at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

     Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be eligible for quotation and trading on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange or eligible for quotation and trading on the New York Stock Exchange.

                                 LEGAL MATTERS

     Our legal counsel, Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas, will pass upon certain legal matters in connection with the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel. Certain legal matters with respect to the trust preferred securities of the trust, the enforceability of the trust agreement and the creation of the trust will be passed upon by Richards, Layton & Finger, special Delaware counsel to us and the trust.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended June 30, 2000 have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We also file such information with the New York Stock Exchange. Such reports, proxy statements and other information may be read and copies at 30 Broad Street, New York, New York 10005.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the offering of securities under this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement on Form S-3. You will find additional information about us and our securities in the registration statement on Form S-3. All statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed by us with the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you be referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities or we terminate this offering:

     . Our Annual Report on Form 10-K for the year ended June 30, 2000 (including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2000 Annual Meeting of Shareholders);
     .    Our Quarterly Report on Form 10-Q for the quarter ended September 30,
          2000;
     . Our Current Reports on Form 8-K, dated October 12, 2000, January 5, 2001 and January 12, 2001;
     . The description of the common stock contained in our Form 8-A, dated October 4, 1989; and
     . The description of our preferred stock contained in our Form 8-A12B, dated August 29, 1997.

     You may request a copy of these filings at no cost, by writing or telephoning AmeriCredit Corp., 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102, Attention: Daniel E. Berce, Chief Financial Officer, telephone: (817) 302-7000.

                                 $500,000,000


                               AmeriCredit Corp.



                                    [Logo]




                                Debt Securities
                                Preferred Stock
                                 Common Stock
                               Depositary Shares
                                   Warrants
                                  Guarantees
                               Trust Debentures
                        Guarantees of Trust Debentures

                          AmeriCredit Capital Trust I

                          Trust Preferred Securities
                        Guaranteed by AmeriCredit Corp.



                    ______________________________________

                                  Prospectus

                    ______________________________________





                               January 29, 2001

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses in connection with the distribution of the securities covered by this Registration Statement. All of the expenses will be borne by the Company except as otherwise indicated.

SEC Registration Fee.....................................   $125,000
Legal Fees and Expenses..................................    200,000
Accounting Fees and Expenses.............................     10,000
Indenture Trustees Expenses..............................     10,000
Transfer Agent and Registrar Fees........................      5,000
Printing and Engraving Fees and Expenses.................    100,000
Miscellaneous............................................     50,000
                                                            --------
Total....................................................   $500,000

* To be filed with a Current Report on Form 8-K or an amendment to the registration statement.

Item 15. Indemnification of Directors and Officers

         (a) The articles of incorporation, as amended to date (the "Articles of Incorporation"), of AmeriCredit Corp. (the "Company"), together with its bylaws, provide that the Company shall indemnify officers and directors, and may indemnify its other employees and agents, to the fullest extent permitted by law. The laws of the State of Texas permit, and in some cases require, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation against judgements, fines, settlements and reasonable expenses under certain circumstances.

         (b) The Company has also adopted provisions in its Articles of Incorporation that limit the liability of its directors to the fullest extent permitted by the laws of the State of Texas. Under the Company's Articles of Incorporation, and as permitted by the laws of the State of Texas, a director is not liable to the Company or its shareholders for breach of fiduciary duty. Such limitation does not affect liability for: (i) a breach of the director's duty of loyalty to the Company or its shareholders or members; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

         (c) Under the form of trust agreement, the Company will agree to indemnify each of the trustees, or any predecessor trustee, of the trust. The Company will also agree to hold each of the trustees harmless against any loss, damage, claim, liability or expense incurred without negligence or bad faith on the part of the trust, that arises out of or in connection with the acceptance or administration of the trust agreement. The indemnification includes the costs and expenses incurred by the trust in defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under the trust agreement.

Item 16. Exhibits

         The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Company under the Securities Act or the Exchange Act as indicated in parenthesis:

EXHIBIT NO.       DESCRIPTION

     1.1     ---  Form of Equity Underwriting Agreement

     1.2     ---  Form of Debt Underwriting Agreement

     1.3     ---  Form of Preferred Securities Underwriting Agreement

     3.1     ---  Articles of Incorporation of the Company and Articles of
                  Amendment to Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (Registration No. 33 - 31220)

     3.2     ---  Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.4 to the Company's Annual Report on Form 10-K for the year ended June 30, 1997)

     3.3     ---  Bylaw Amendment (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated September 7,
                  1999).

     4.1     ---  Form of Senior Indenture.

     4.2     ---  Form of Subordinated Indenture.

     4.3     ---  Form of Senior Debt Securities.

     4.4     ---  Form of Subordinated Debt Securities.

     4.5     ---  Form of Deposit Agreement (together with Depositary Receipt)

     4.6     ---  Form of Warrant Agreement (together with form of Warrant
                  Certificate)

     4.7     ---  Certificate of Trust of AmeriCredit Capital Trust I

     4.8     ---  Declaration of Trust for AmeriCredit Capital Trust I

     4.9     ---  Form of Trust Agreement for AmeriCredit Capital Trust I

    4.10     ---  Form of Debenture Indenture of the Company

    4.11     ---  Form of Preferred Securities Guarantee Agreement

    4.12     ---  Rights Agreement between the Company and ChaseMellon
                  Shareholder Services, L.L.C., as rights agent dated August 25, 1997 (incorporated by reference to Exhibit I of the Company's Current Report on Form 8-K, dated August 28, 1997)

    4.13     ---  Amendment No. 1 to Rights Agreement, dated September 9, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C. (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated September 7, 1999).

            5.1      ---  Opinion of Jenkens & Gilchrist, a Professional
                          Corporation, as to the legality of the securities being registered.

            5.2      ---  Opinion of Richards, Layton & Finger, as to the
                          legality of the preferred securities to be issued by AmeriCredit Capital Trust I.

           12.1      ---  Computation of Ratio of Earnings to Fixed Charges.

           23.1      ---  Consent of PricewaterhouseCoopers LLP.

           23.2      ---  Consent of Jenkens & Gilchrist, a Professional
                          Corporation (see Exhibit 5.1).

           23.2      ---  Consent of Richards, Layton & Finger (see Exhibit
                          5.2).

           24.1      ---  Powers of attorney (included in the signature page of this Registration Statement)

          *25.1      ---  Form T-1 Statement of Eligibility of Trustee under the
                          Senior Indenture.

          *25.2      ---  Form T-1 Statement of Eligibility of Trustee under the
                          Subordinated Indenture.

          *25.3      ---  Form T-1 Statement of Eligibility of Trustee under the
                          Debenture Indenture and the Guarantee.

* To be filed as an amendment to this registration statement or as an exhibit to a Current Report on Form 8-K.

(b)  Financial Statement Schedules:

     Not Applicable.

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The registrant hereby undertakes that:

          (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) That, for purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

     (c) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions set forth in Item 15, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, County of Tarrant, State of Texas, on December 30, 2000.

                              AMERICREDIT CORP.



                              By:   /s/ Michael R. Barrington
                                    -------------------------
                                    Michael R. Barrington
                                    Vice Chairman of the Board, Chief Executive
                                    Officer and President

     Each individual whose signature appears below hereby designates and appoints Michael R. Barrington, Daniel E. Berce, Chris A. Choate, and each of them, any one of whom may act without the joinder of the other, as such person's true and lawful attorney-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as any Attorney-in-Fact deems appropriate, and any registration statement relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their capacities and on the dates indicated.

     SIGNATURE                                    TITLE                                 DATE
     ---------                                    -----                                 ----
/s/ Clifton H. Morris, Jr.          Executive Chairman of the Board                     December 30, 2000
-----------------------------
     Clifton H. Morris, Jr.         (Principal Executive Officer)

/s/ Michael R. Barrington           Vice Chairman of the Board, Chief Executive         December 30, 2000
-----------------------------
     Michael R. Barrington          Officer and President

/s/ Daniel B. Berce                 Vice Chairman of the Board and Chief                December 30, 2000
-----------------------------
     Daniel E. Berce                Financial Officer
                                    (Principal Financial and Accounting Officer)

/s/ Edward H. Esstman               Executive Vice President and Chief                  December 30, 2000
-----------------------------       Operating Officer and Director
     Edward H. Esstman

/s/ A. R. Dike                      Director                                            December 30, 2000
-----------------------------
     A. R. Dike

     SIGNATURE                    TITLE                   DATE
     ---------                    -----                   ----

/s/ James H. Greer                Director                December 30, 2000
----------------------------
     James H. Greer

/s/ Douglas K. Higgins            Director                December 30, 2000
----------------------------
     Douglas K. Higgins

/s/ Kenneth H. Jones, Jr.         Director                December 30, 2000
----------------------------
     Kenneth H. Jones, Jr.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, AmeriCredit Capital Trust I certifies that it has reasonable grounds to believe that it meets all requirements for filing a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, County of Tarrant, State of Texas, on January 29, 2001.


                              AMERICREDIT CAPITAL TRUST I

                              By:   AmeriCredit Corp.,
                                    as Depositor


                              By:   /s/ Michael R. Barrington
                                    -------------------------
                                    Michael R. Barrington
                                    Vice Chairman of the Board, Chief Executive
                                    Officer and President

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all requirements for filing a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, County of Tarrant, State of Texas, on January 29, 2001.

                                    AMERICREDIT FINANCIAL SERVICES, INC.



                                    By: /s/ Michael R. Barrington
                                        -------------------------
                                        Michael R. Barrington
                                        Vice Chairman of the Board and Chief
                                        Executive Officer

     Each individual whose signature appears below hereby designates and appoints Michael R. Barrington, Daniel E. Berce, Chris A. Choate, and each of them, any one of whom may act without the joinder of the other, as such person's true and lawful attorney-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as any Attorney-in-Fact deems appropriate, and any registration statement relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorney's-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in their capacities and on the dates indicated.


         SIGNATURE                                TITLE                              DATE
         ---------                                -----                              ----
/s/ Michael R. Barrington           Vice Chairman of the Board and            January 29, 2001
----------------------------        Chief Executive Officer
Michael R. Barrington               (Principal Executive Officer)

/s/ Daniel E. Berce                 Vice Chairman of the Board and            January 29, 2001
----------------------------        Chief Financial Officer
Daniel E. Berce                     (Principal Financial and
                                    Accounting Officer)

/s/ Edward H. Esstman               Vice Chairman, President, and             January 29, 2001
----------------------------        Chief Operating Officer
Edward H. Esstman


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all requirements for filing a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, County of Tarrant, State of Texas, on January 29, 2001.

                              AMERICREDIT MANAGEMENT COMPANY



                              By: /s/ Michael R. Barrington
                                  -------------------------
                                  Michael R. Barrington
                                  Vice Chairman of the Board,
                                  Chief Operating Officer and President

     Each individual whose signature appears below hereby designates and appoints Michael R. Barrington, Daniel E. Berce, Chris A. Choate, and each of them, any one of whom may act without the joinder of the other, as such person's true and lawful attorney-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as any Attorney-in-Fact deems appropriate, and any registration statement relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorney's-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in their capacities and on the dates indicated.

         SIGNATURE                        TITLE                      DATE
         ---------                        -----                      ----

/s/ Michael R. Barrington      Vice Chairman of the Board,    January 29, 2001
----------------------------   Chief Operating Officer and
Michael R. Barrington          President

/s/ Daniel E. Berce            Vice Chairman of the Board     January 29, 2001
----------------------------   and Chief Financial Officer
Daniel E.  Berce

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all requirements for filing a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, County of Tarrant, State of Texas, on January 29, 2001.

                              ACF INVESTMENT CORP.



                              By: /s/ Michael R. Barrington
                                  -------------------------
                                  Michael R. Barrington
                                  Vice Chairman of the Board, President and
                                  Chief Executive Officer

     Each individual whose signature appears below hereby designates and appoints Michael R. Barrington, Daniel E. Berce, Chris A. Choate, and each of them, any one of whom may act without the joinder of the other, as such person's true and lawful attorney-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as any Attorney-in-Fact deems appropriate, and any registration statement relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorney's-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in their capacities and on the dates indicated.


         SIGNATURE                        TITLE                      DATE
         ---------                        -----                      ----


/s/ Daniel E. Berce           Vice Chairman of the Board and  January 29, 2001
----------------------------  Chief Financial Officer
Daniel E. Berce               (Principal Financial and
                              Accounting Officer)

/s/ Michael R. Barrington     Vice Chairman of the Board,     January 29, 2001
----------------------------  President and Chief Executive
Michael R. Barrington         Officer (Principal Executive
                              Officer)

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all requirements for filing a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, County of Tarrant, State of Texas, on January 29, 2001.

                         AMERICREDIT FINANCIAL SERVICES OF CANADA LTD.



                         By: /s/ Michael R. Barrington
                             -------------------------
                             Michael R. Barrington
                             Chief Executive Officer

     Each individual whose signature appears below hereby designates and appoints Michael R. Barrington, Daniel E. Berce, Chris A. Choate, and each of them, any one of whom may act without the joinder of the other, as such person's true and lawful attorney-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as any Attorney-in-Fact deems appropriate, and any registration statement relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorney's-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in their capacities and on the dates indicated.


         SIGNATURE                      TITLE                     DATE
         ---------                      -----                     ----

/s/ Michael R. Barrington     Chief Executive Officer     January 29, 2001
---------------------------
Michael R. Barrington


/s/ Peter Kidd                Director                    January 29, 2001
----------------------------
Peter Kidd

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all requirements for filing a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, County of Tarrant, State of Texas, on January 29, 2001.

                              AMERICREDIT CORPORATION OF CALIFORNIA



                              By: /s/ Michael R. Barrington
                                  -------------------------
                                  Michael R. Barrington
                                  Vice Chairman of the Board,
                                  Chief Executive Officer and
                                  President

     Each individual whose signature appears below hereby designates and appoints Michael R. Barrington, Daniel E. Berce, Chris A. Choate, and each of them, any one of whom may act without the joinder of the other, as such person's true and lawful attorney-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as any Attorney-in-Fact deems appropriate, and any registration statement relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorney's-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in their capacities and on the dates indicated.


         SIGNATURE                         TITLE                      DATE
         ---------                         -----                      ----


/s/ Michael R. Barrington      Vice Chairman of the Board,     January 29, 2001
----------------------------   Chief Executive Officer
Michael R. Barrington          and President
                               (Principal Executive Officer)


/s/Daniel E. Berce             Vice Chairman of the Board     January 29, 2001
----------------------------   and Chief Financial Officer
Daniel E. Berce                (Principal Financial and
                               Accounting Officer)

                                 EXHIBIT INDEX


EXHIBIT NO.    DESCRIPTION

 1.1      ---   Form of Equity Underwriting Agreement

 1.2      ---   Form of Debt Underwriting Agreement

 1.3      ---   Form of Preferred Securities Underwriting Agreement

 3.1      ---   Articles of Incorporation of the Company and Articles of
                Amendment to Articles of Incorporation of the Company
                (incorporated by reference to Exhibit 3.1 to the Company's
                Registration Statement on Form S-1 (Registration No. 33 -31220)

 3.2      ---   Bylaws of the Company, as amended (incorporated by reference to
                Exhibit 3.4 to the Company's Annual Report on Form 10-K for the year ended June 30, 1997)

 3.3      ---   Bylaw Amendment (incorporated by reference to Exhibit 3.1 to the
                Company's Current Report on Form 8-K dated September 7, 1999).

 4.1      ---   Form of Senior Indenture.

 4.2      ---   Form of Subordinated Indenture.

 4.3      ---   Form of Senior Debt Securities.

 4.4      ---   Form of Subordinated Debt Securities.

 4.5      ---   Form of Deposit Agreement (together with Depositary
                Receipt)

 4.6      ---   Form of Warrant Agreement (together with form of
                Warrant Certificate)

 4.7      ---   Certificate of Trust of AmeriCredit Capital Trust I

 4.8      ---   Declaration of Trust for AmeriCredit Capital Trust I

 4.9      ---   Form of Trust Agreement for AmeriCredit Capital Trust I

 4.10     ---   Form of Debenture Indenture of the Company

 4.11     ---   Form of Preferred Securities Guarantee Agreement

 4.12     ---   Rights Agreement between the Company and ChaseMellon Shareholder
                Services, L.L.C., as rights agent dated August 25, 1997
                (incorporated by reference to Exhibit I of the Company's Current
                Report on Form 8-K, dated August 28, 1997)

 4.13     ---   Amendment No. 1 to Rights Agreement, dated September 9, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C.

               (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated September 7, 1999).

5.1      ---   Opinion of Jenkens & Gilchrist, a Professional Corporation, as to
               the legality of the securities being registered.

5.2      ---   Opinion of Richards, Layton & Finger, as to the legality of the preferred securities to be issued by AmeriCredit Capital Trust I.

12.1     ---   Computation of Ratio of Earnings to Fixed Charges

23.1     ---   Consent of PricewaterhouseCoopers LLP.

23.2     ---   Consent of Jenkens & Gilchrist, a Professional Corporation (see
               Exhibit 5.1).

23.2     ---   Consent of Richards, Layton & Finger (see Exhibit 5.2).

24.1     ---   Powers of attorney (included in the signature page of this
               Registration Statement)

*25.1    ---   Form T-1 Statement of Eligibility of Trustee under the Senior
               Indenture.

*25.2    ---   Form T-1 Statement of Eligibility of Trustee under the
               Subordinated Indenture.

*25.3    ---   Form T-1 Statement of Eligibility of Trustee under the Debenture
               Indenture and the Guarantee.

* To be filed as an amendment to this registration statement or as an exhibit to a Current Report on Form 8-K.